AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1998.
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                        --------------------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      GLOBUS INTERNATIONAL RESOURCES CORP.
        (Exact name of small business issuer as specified in its charter)


       NEVADA                                5141                       88-0203697
(State or other jurisdiction of     (Primary Standard Industrial       (IRS Employer
incorporation or organization)       Classification Code Number)     Identification No.)


                       Two World Trade Center, Suite 2400
                            New York, New York 10048
                                  (212)839-8000
          (Address and telephone number of principal executive offices)

                              --------------------

                             Serge Pisman, President
                       Two World Trade Center, Suite 2400
                               New York, NY 10048
                                 (212) 839-8000
            (Name, address and telephone number of agent for service)

                              --------------------

                         Copy of all communications to:

                              Gerald A. Adler, Esq.
                              Mary P. O'Hara, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                                 (212) 661-3535

        Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


                                                                           PROPOSED
                                                                           MAXIMUM
                                                         PROPOSED         AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    MAXIMUM OFFERING      OFFERING      REGISTRATION
        TO BE REGISTERED              REGISTERED      PRICE PER UNIT        PRICE             FEE

Common Stock, par value $.001(1)  201,673 Shares           $1.56         $  314,609        $ 92.81
Common Stock, par value $.001(2)  298,327 Shares           $2.50         $  745,818        $220.12
Common Stock Purchase
Warrants(3)                       500,000 Warrants          -0-                 -               -
Common Stock, par value $.001(4)  500,000 Shares           $3.63         $1,815,000        $535.43
Total                                                                                      $848.36



(1) Represents Common Stock being offering by selling securityholder.

(2) Represents Common Stock reserved for issuance upon conversion of the Convertible Note.

(3) Represents Common Stock Purchase Warrants , 201,673 of which are being offered by the selling securityholder and 298,327 of which are issuable upon conversion of the remaining balance of the Convertible Note.

(4) Represents Common Stock reserved for issuance upon exercise of the 500,000 Common Stock Purchase Warrants.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED JANUARY 29, 1998

PROSPECTUS

                      GLOBUS INTERNATIONAL RESOURCES CORP.

                 500,000 SHARES OF COMMON STOCK $.001 PAR VALUE,
                 280,000 OF WHICH UNDERLY 10% CONVERTIBLE NOTE;
                     500,000 COMMON STOCK PURCHASE WARRANTS,
                 280,000 OF WHICH UNDERLY 10% CONVERTIBLE NOTE;
                500,000 SHARES OF COMMON STOCK, $.001 PAR VALUE,
                    UNDERLYING COMMON STOCK PURCHASE WARRANTS

                              --------------------

        This prospectus relates to 500,000 shares of common stock, par value $0.001 per share (the "Common Stock"), 280,000 of which underly a 10% Convertible Note (the "Note") and 500,000 Common Stock Purchase Warrants (the "Warrants"), 280,000 of which underly the Note, of Globus International Resources Corp. (the "Company") being offered hereby by the holder thereof (the "Selling Securityholder"), as well as 500,000 Shares of Common Stock underlying the Warrants, which are also being offered by the Selling Securityholder. (Shares of Common Stock being registered herewith are referred to herein as the "Shares"). The Shares and Warrants underlying the Note, as well as the Shares underlying the Warrants, are issuable from time to time by the Company upon conversion of the Note, or exercise any or all of the Warrants, in whole or in part by the holder thereof. The Note entitles the holder thereof to convert the
Note into the number of shares of Common Stock as is equal to the then outstanding principal for which a conversion notice is given divided by the "Conversion Price", such price being the lesser of $2.50 per share or seventy-five percent (75%) of the average closing bid prices of the Corporation's Common Stock as reported on the OTC Bulletin Board for the five consecutive trading days immediately preceding the Date for Conversion. The Note also entitles the holder thereof to receive a Warrant, exercisable at $3.625 per share, for each Share of Common Stock received in the Note conversion.

        The Common Stock is traded on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board").

                              --------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
       SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

        The Company will receive none of the proceeds from the sale of the Shares or Warrants by the Selling Securityholder. The Company will bear all costs relating to the registration of the Shares, which are estimated to be approximately $90,000 "Plan of Distribution."

              THE DATE OF THIS PROSPECTUS IS _______________, 1998.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------

        Prior to the date of this Prospectus, the Company was not subject to the informational requirements of the Securities Exchange Act of 1934. The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accounting firm, after the end of each fiscal year, and such other periodic reports as the Company deems appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Company's financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is therefore urged to read this prospectus in its entirety. The securities offered hereby involve a high degree of risk, and the conversion of the Note and subsequent issuance of the shares by the Company will result in immediate, substantial dilution. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors discussed under the caption "Risk Factors."

                                   THE COMPANY

        The Company is a full service distributor which exports dairy and meat products, seafood, instant soups, deli products and other grocery items from the United States and Europe to the Russian and Eastern European marketplace through Globus Food Systems International Corp. ("Globus Foods"). The Company plans to expand its distribution system in Russia, including the improvement of existing warehouse facilities and development of new warehouses.

        Shuttle International Ltd., the Company's wholly owned subsidiary, is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the Commonwealth of Independent States ("CIS"), generally the same geographic areas involved with the Company's food business.

        The Company has a Russian-born, American corporate management team with extensive experience in managing, operating and developing distribution businesses in international and domestic markets. The Company's senior management are Serge Pisman, Yury Greene and Herman Roth. See "Management".

        The market for distribution and marketing of food products in the CIS and Russia is highly competitive. The Company believes its main competitors are major American companies such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. The Company has established a distribution network which is expanding. The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company currently markets its food products through its distribution system in over 30 cities in Russia and the CIS states. The products are sold to over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian food and other importers and distributors.

        The Company was incorporated in Nevada on October 24, 1984. Its executive offices are located at Two World Trade Center, Suite 2400, New York, NY 10048 and its telephone number is (212) 839-8000.

                                  THE OFFERING


Securities Offered:                               500,000 Shares of Common Stock, 280,000 of which
                                                  underly, and are issuable upon conversion of, the
                                                  Note; and 500,000 Warrants, 280,000 of which underly,
                                                  and are issuable upon conversion of, the Note; 500,000
                                                  Shares underlying the Warrants. See "Plan of
                                                  Distribution."*

Securities Outstanding Before the Offering        4,750,533 shares of Common Stock; $500,000 10%
and the Conversion of the balance remaining       Convertible Note (with $280,000 balance remaining
on the Note:                                      plus interest); options to purchase up to 900,000
                                                  shares of Common Stock in the aggregate issued to
                                                  the Company's officers.

Securities Outstanding After the Offering and     Approximately 5,030,533 shares of Common Stock;
the Conversion of the Note at the assumed         500,000 Common Stock Purchase Warrants*
conversion price of $1.00 per share:

Use of Proceeds:                                  The Company will not receive any proceeds from the
                                                  sale of Shares by the Selling Securityholder or
                                                  from the issuance of the Shares upon the
                                                  conversion of the Note. However, the Company will
                                                  receive forgiveness of all or a portion of the
                                                  Note to the extent it is converted into the Shares
                                                  and the Warrants. If the Note is converted in full
                                                  at the maximum price, the Company will receive
                                                  loan forgiveness of approximately $500,000.

Risk Factors:                                     An investment in the Shares and Warrants offered
                                                  hereby involves a high degree of risk and,
                                                  therefore, the Shares and Warrants should not be
                                                  purchased by anyone who cannot afford the loss of
                                                  their entire investment. Prospective purchasers of
                                                  the Shares should carefully review and consider
                                                  the factors set forth under "Risk Factors" as well
                                                  as other information contained herein, before
                                                  purchasing any of the Shares or Warrants. See
                                                  "Risk Factors".


*The number of Shares being registered and sold pursuant to this prospectus and the registration statement of which it is a part is an estimate: all calculations in this Prospectus have been made assuming a market price of $1.33 per share (resulting in a conversion rate of $1.00 per share) and full conversion of the Note into the Shares and Warrants underlying the Note. See "Plan of Distribution."

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth summary historical consolidated financial data for the Company as at and for the years ended September 30, 1997 and 1996 which are derived from the audited consolidated financial statements (and notes thereto) of the Company included elsewhere in this Prospectus. The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements (and notes thereto) and the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                          For the Year  Ended September 30,
                                                       ---------------------------------------
                                                             1997                1996
OPERATING DATA

        Net Sales                                          $15,389,452      $9,987,751
        Cost of Goods Sold                                  14,012,761       9,392,550
        Selling Expenses                                       429,220         229,534
        General and Administrative Expenses                    594,654         603,045
        Depreciation and Amortization                          102,323          14,461
        Interest Income                                         44,554          44,611
        Interest Expense                                       (27,038)        (32,244)
        Other Income                                             5,487            --
        Provision for Taxes                                    118,244           6,662
        Net Income (Loss)                                      155,253        (256,134)

PER SHARE DATA

        Net Income (Loss) per Common                       $0.04            $(0.09)
        Share
        Average Number of Shares                             3,681,120       2,796,000
        Outstanding

BALANCE SHEET DATA

        Working Capital                                    $ 3,713,805      $3,026,109
        Current Assets                                       5,762,544       4,726,124
        Total Assets                                         6,086,785       4,799,950
        Long-term Obligations                                   12,921         335,842
        Total Liabilities                                    2,061,660       2,035,857
        Accumulated Deficit                                     (3,304)       (296,557)
        Total Stockholders' Equity                         $ 4,025,125      $2,764,093


                                  RISK FACTORS

        An investment in the Shares being offered hereby involves a high degree of risk. Prior to making any investment decisions, prospective investors should carefully consider the following factors, together with the other information presented in this Prospectus including the Financial Statements (and notes thereto).

LIMITED OPERATING HISTORY

        The Company was incorporated on October 24, 1984 but has been active primarily in the food exporting business for the past two and one half years and inactive prior thereto for many years. The likelihood of success of the Company must be considered in light of the problems, delays, expenses and difficulties frequently encountered by a new enterprise, many of which may be beyond the Company's control. The Company is subject to all of the risks inherent in the creation of a new business and the development and marketing of products in a competitive environment. No assurance can be given that the Company will continue to be profitable. See "Business" and the Company's financial statements located elsewhere in this Prospectus.

RISKS RELATING TO EMERGING MARKETS

        Substantially all of the Company's revenue is derived from operations in emerging markets, where the Company's businesses are subject to numerous risks and uncertainties, including political, economic and legal risks such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, food and other export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the Company's business, results of operations and financial condition.

        The political systems of many of the emerging market countries in which the Company operates or plans to operate are slowly emerging from a legacy of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance. Expropriation of private businesses in such jurisdictions remains a possibility, whether by an outright taking or by confiscatory tax or other policies. There can be no assurance that the Company's operations will not be materially and adversely affected by such factors or by actions to expropriate or seize its operations. The success of free market reforms undertaken in certain of the emerging market countries in which the Company operates is also uncertain, and further economic instability may occur. These factors may reduce and delay business activity, economic development and foreign investment.

        Legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which contractual and other obligations will be honored and enforced in emerging market countries is largely unknown. Accordingly, there can be no assurance that difficulties in protecting and enforcing rights in emerging market countries will not have a material adverse effect upon the Company and its operations. Additionally, the Company's businesses operate in uncertain regulatory environments. The laws and regulations applicable to the Company's activities in emerging market countries are in general new and subject to change and, in some cases, incomplete. There can be no assurance that local laws and regulations will become stable in the future, or that changes thereto will not adversely affect the operations of the Company. See "Business."

RISKS RELATING TO RUSSIA AND THE CIS

        Substantially all of the Company's revenue is derived from operations in Russia and the CIS. Foreign companies conducting operations in the former Soviet Union face significant political, economic, and legal risks.

        Political. The political systems of Russia and the other independent countries of the CIS, which are in a stage of relative infancy, are vulnerable to instability due to the populace's dissatisfaction with reform, social and ethnic unrest and changes in government policies. Such instability could lead to events that could have a material adverse effect on the Company's operations in these countries. In recent years, Russia has been undergoing a substantial political transformation. During this transformation, legislation has been enacted to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions in the short time they have been in effect and due to potential political changes in the future, there can be no assurance that such protections would be enforced in the event of an attempted expropriation or nationalization. Expropriation or nationalization of the Company, its assets or portions thereof, whether by an outright taking or by confiscatory tax or other policies potentially without adequate compensation, would have a material adverse effect on the Company.

        The various government institutions and the relations between them, as well as the governments policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. For example, the Constitution of the Russian Federation gives the president of the Russian Federation substantial authority and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on the Company. Furthermore, the political and economic changes in Russia have resulted in significant dislocations of authority. The local press and international press have reported that significant organized criminal activity has arisen and high levels of corruption among government officials exist where the Company operates. While the Company does not believe it has been adversely affected by these factors to date, no assurance can be given that the depredations or organized or other crime will not in the future have a material adverse effect on the Company.

        Economic. Over the past five years, the Russian government has enacted reforms to create the conditions for a more market-oriented economy. Despite some progress in implementing its reforms, including progress in reducing inflation and stabilizing the currency and industrial production, there remains generally rising unemployment and underemployment, high government debt relative to gross domestic product and high levels of corporate insolvency. No assurance can be given that reform policies will continue to be implemented and, if implemented, will be successful. Nor can any assurance be given that Russia will remain receptive to foreign trade and investment or that the economy will improve.

        In addition, Russia, the CIS and other emerging countries in which the Company operates currently rely upon substantial financial assistance from several foreign governments and international organizations. To the extent any of this financial assistance is reduced or eliminated, economic development in Russia, the CIS and other such countries may be adversely affected.

        Russian and CIS businesses have a limited operating history in market-oriented conditions. The relative infancy of the business culture is reflected in the Russian banking system's undercapitalization and liquidity crises. There have been concerns about rumors that many Russian banks continue to have cash shortages. The Russian Central Bank has reduced bank reserve requirements, in order to inject more liquidity into the Russian financial system, but has stressed that it will not bail out the weaker banks. Many of these banks are expected to disappear over the next several years as a result of bank failure and anticipated consolidation in the industry. A general Russian banking crises could have a material adverse effect on the Company's operations and financial performance and on the viability of the Company's receivables.

        Legal Risks. As part of the effort to transform their economies into more market-oriented economies, the Russian and other CIS governments have rapidly introduced laws, regulations and legal structures intended to give participants in the economy a greater degree of confidence in the legal validity and enforceability of their obligations. Risks associated with the legal systems of Russia and the other independent republics of the CIS include (i) the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influence; (ii) the relative inexperience of judges and courts in commercial dispute resolutions and generally in interpreting legal norms; (iii) inconsistencies among laws, presidential decrees, government resolutions and ministerial orders; (iv) frequently conflicting local, regional and national laws, rules and regulations; (v) the lack of legislative, judicial or administrative guidance in interpreting the applicable rules; and (vi) a high degree of discretion on the part of government authorities and arbitrary decision making which increases among other things, the risk of property expropriation. The result has been considerable legal confusion, particularly in areas such as company law, commercial and contract law, securities and antitrust law, foreign trade and investment law and tax law. Accordingly, there can be no assurance that the Company will be able to enforce its rights in any disputes with its joint venture partners or other parties in Russia or the CIS or that its ventures will be able to enforce their respective rights in any disputes with partners, customers, suppliers, regulatory agencies or other parties in Russia or that the Company can be certain that it will be found to be in compliance with all applicable laws, rules and regulations.

RELIANCE ON KEY EXECUTIVES

        The Company is heavily dependent upon the efforts and abilities of Serge Pisman, Yury Greene, Herman Roth and Eric Piker. The loss of the services of any of these individuals would have a material adverse effect on the Company's business, financial condition and/or results of operations. Currently, the Company has employment agreements with each of these key employees, but it does not have key-man insurance on any of their lives.

COMPETITION

        The Company's operates in an industry which is highly competitive, and the diverse distribution channels in which the Company markets its products frequently involve different competitive factors. Most companies which compete with the Company have greater financial and other resources than the Company. European and American manufacturers are desirous of marketing and distributing their products and services to the former Soviet Union markets. The Company believes its main competitors are major American companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. These companies have greater marketing, distribution, financial, and other resources than the Company permitting such companies to secure significant contracts and implement extensive advertising. No assurance can be given that the Company will be able to successfully compete with such other companies on a long term basis. See "Business."

SEASONALITY

        The Company's product mix consists of food, clothing, automotive parts and equipment. Sales of food products tend to increase during the months of October, November and February. Sales of clothing, auto parts and equipment tend to increase during the months of October, November and December. These increases generally coincide with the observance of traditional religious and state holidays.

SHARES ELIGIBLE FOR FUTURE SALE

        Assuming the conversion of the remaining $280,000 balance on the Note in full at the assumed conversion price of $1.00 per share, the Company will have outstanding 5,030,533 shares of Common Stock, not including options to acquire 300,000 shares issued to each of Messrs. Pisman, Greene and Roth. Of such 5,030,533 shares, 2,881,488 shares will be "restricted securities" and in the future, may be sold only in compliance with Rule 144 or other exemption under the Securities Act, unless registered under the Securities Act. Under Rule 144, a person who has owned Common Stock for at least one (1) year may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of one (1%) percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate at any time during the three (3) months preceding a sale and who has beneficially owned the restricted securities for the last two (2) years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. The Company cannot predict how sales made pursuant to Rule 144 would affect the prevailing market price of the shares of Common Stock. See "Shares Eligible for Future Sale."

PENNY STOCK RULE

        Trading in the Company's securities is conducted on the NASD's Electronic Bulletin Board. In the absence of the common stock being quoted on Nasdaq, or the Company having $2 million in net tangible assets, trading in the common stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The Securities and Exchange Commission (the "Commission") has adopted regulations that generally define a penny stock to be an equity security that has a market price of less that $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets in excess of $5 million, if such issuer has been in continuous operation for less than three (3) years, (ii) net tangible assets in excess of $2 million if such issuer has been in continuous operation for at least three (3) years, or (iii) average revenue of at least $6 million for the preceding three (3) years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The Company's common stock is not presently subject to the regulations on penny stock because the Company has net tangible assets in excess of $2 million and has been in operation for at least three years. However, if the Company's net tangible assets were to fall below $2 million during a period in which the Company's revenues did not exceed $6 million for the then preceding three fiscal years, the Company's Common Stock would then become subject to the penny stock rule, and the market liquidity for the common stock could be severely and adversely affected due to the limitations on the ability of broker-dealers to sell the common stock in the public market.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO SELL SHARES

        At such time as the Shares and Warrants become registered under the Securities Act of 1933, as amended (the "Securities Act"), holders of the Shares and Warrantswill be able to sell the Shares only if (i) a current Prospectus under the Securities Act relating to the Shares and Warrants is then in effect and (ii) the Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the Selling Securityholder makes sales. Although the Company has agreed to use its best efforts to maintain a current registration statement covering the Shares and Warrants, there can be no assurance that the Company will be able to do so. The value of the Shares and Warrants may be greatly reduced if a registration statement covering the Shares and Warrants is not kept current or if the Shares and Warrants are not qualified, or exempt from qualification, in the states in which the holders of Shares and Warrants reside. Persons holding Shares or Warrants who reside in jurisdictions in which the Shares or Warrants are not qualified and in which there is no exemption will be unable to sell their Share and/or Warrants.

CONTROL BY MAJORITY STOCKHOLDERS

        Presently, Messrs. Pisman, Greene and Roth own collectively approximately 57.3% of the issued and outstanding shares of Common Stock. Assuming conversion of the Note in full at the maximum rate of $1.00 per share and the exercise of options for the issuance of 900,000 shares of Common Stock, in the aggregate, Messrs. Pisman, Greene and Roth will own collectively approximately 52.2% of the issued and outstanding shares of Common Stock. As the Company's Bylaws and Certificate or Incorporation do not provide for cumulative voting for the election of directors, Messrs. Pisman, Greene and Roth will be able to continue to elect the Company's directors, appoint officers and otherwise control the Company's affairs and operations by virtue of their holding approximately 52.2% of the outstanding shares. See "Principal Shareholders."

NO PUBLIC MARKET

        The Company securities offered to date have all been offered on a private basis pursuant to exemptions from the registration requirements under the federal securities laws. Accordingly, while resales of the Company's Common Stock may be made by persons other than affiliates of the Company, there is currently no significant public market for the Common Stock. See "Description of Securities."

NO DIVIDENDS ON COMMON STOCK

        The Company does not currently pay and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. There can be no assurance that the operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. Therefore, investors who anticipate the need of immediate income, in the form of dividends on their common stock, should refrain from purchasing the Shares being offered hereby.

POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

        The Company's Certificate of Incorporation, as amended, authorizes the issuance of 100,000 shares of Preferred Stock, with designations, rights and preferences to be determined from time to time by the Board of Directors. As a result of the foregoing, the Board of Directors is empowered, without further shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some time in the future. See "Description of Securities."

FORWARD LOOKING STATEMENTS

        This Prospectus and the information incorporated herein by reference contain various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates" "expects," "plans" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors". Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

        The Company will receive none of the proceeds from the sale of either the Shares or the Warrants by the Selling Securityholder. The Company will cease to be indebted with respect to all or a portion of the principal of the Note to the extent the Note is converted into Shares of Common Stock and Warrants. In addition, if all of the Warrants were exercised, the Company would receive gross proceeds of approximately $1,746,065. No assurance can be given that any of the Warrants will be exercised.

                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company at September 30, 1997 and as adjusted to reflect the issuance of 500,000 Shares of the Common Stock offered hereby upon conversion of the Note at an assumed price $1.00 per share and the receipt and initial application of the net proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus.


                               SEPTEMBER 30, 1997
                                                Actual     Pro Forma(1)  As adjusted(2)
                                                ------     ------------  --------------
Total current liabilities                      $2,048,739   $2,328,739   $2,048,739
Long-term obligations                              12,921       12,921       12,921
Total liabilities                               2,061,660    2,341,660    2,061,660
Stockholders' equity:
  Common Stock, par value, $.001 per
  share: 4,548,860 issued and
  outstanding;                                      4,549         --           --
  4,750,533 shares prior to the offering
  and conversion of the balance remaining
  on the Note;                                       --          4,751         --
    5,030,533 shares after conversion of the
   assumed balance on Note (without
  taking account of accrued interest on the
  Note)                                              --           --         5,031
 Preferred Stock, no par value, 100,000
   shares authorized and unissued                    --           --           --
 Additional paid-in capital                     4,023,880    4,204,078    4,343,389
 Accumulated deficit                           (    3,304)   (   3,304)  (    3,304)
 Total capitalization                          $6,086,785   $6,547,185   $6,406,785


(1) Retroactively reflects at September 30, 1997 (i) the net proceeds from the issuance of the Company's 10% Convertible Note in the amount of $500,000; (ii) the conversion of $220,000 of the 10% Convertible Note and accrued interest thereon into 201,673 shares of the Company's Common Stock; and (iii) a charge to additional paid-in capital of $39,600 of deferred financing costs upon conversion.

(2) Retroactively reflects the assumed conversion of the remaining $280,000 principal balance of the Company's 10% Convertible Note into 280,000 shares of the Company's Common Stock with charges to additional paid in capital for $50,400 in deferred financing costs upon conversion and $90,000 in registration costs.

                                 DIVIDEND POLICY

        The Company has never paid dividends on its Common Stock and does not anticipate paying dividends or altering its dividend policy in the foreseeable future. The Company currently intends to retain all available funds for use in the operation and expansion of its business. The payment of dividends on its Common Stock will depend upon its earnings, financial condition, cash flows, capital requirements and such other considerations as the Board of Directors may consider relevant, including any contractual prohibitions with respect to the payment of dividends.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

        The following table sets forth summary consolidated historical financial data for the Company as at and for the years ended September 30, 1997 and 1996, which are derived from the audited consolidated financial statements (and notes thereto) of the Company included elsewhere in this Prospectus. The summary consolidated historical financial data should be read in conjunction with the consolidated financial statements (and notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                               For the Year  Ended September 30,
                                               ---------------------------------
                                                     1997            1996
OPERATING DATA

        Net Sales                                 $15,389,452      $9,987,751
        Cost of Goods Sold                         14,012,761       9,392,550
        Selling Expenses                              429,220         229,534
        General and Administrative Expenses           594,654         603,045
        Depreciation and Amortization                 102,323          14,461
        Interest Income                                44,554          44,611
        Interest Expense                              (27,038)        (32,244)
        Other Income                                    5,487            --
        Operating  Income (Loss)                      250,494        (261,839)
        Provision for Taxes                           118,244           6,662
        Net Income (Loss)                             155,253        (256,134)

PER SHARE DATA

        Net Income (Loss) per Common Share            $0.04          $(0.09)
        Average Number of Shares Outstanding        3,681,120       2,796,000

BALANCE SHEET DATA

        Working Capital                           $ 3,713,805      $3,026,109
        Current Assets                              5,762,544       4,726,124
        Total Assets                                6,086,785       4,799,950
        Long-term Obligations                          12,921         335,842
        Total Liabilities                           2,061,660       2,035,857
        Accumulated Deficit                            (3,304)       (296,557)
        Total Stockholders' Equity                $ 4,025,125      $2,764,093

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Prospectus. Certain statements under this caption "Management's Discussion and Analysis of Financial Condition and Results of Operations", constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. See "Risk Factors -- Forward Looking Statements."

GENERAL

        The Company was incorporated in October 1984 as Ross Custom Electronics ("Ross"). Ross was engaged in the electronics business. During fiscal 1993, 1994 and through June 1995, Ross had virtually no operations. On March 15, 1995, Ross merged with Globus Food Systems International Corp. which was accounted for as a pooling of interests. On October 18, 1996, the Company changed its name to Globus International Resources Corp. ("Globus"). Globus, in August 1995, commenced operations by acquiring food and paint products from domestic and European suppliers and selling those products to wholesalers in Russia and other former U.S.S.R. countries (also referred to as the Commonwealth of Independent States ("CIS")).

        On December 11, 1996, the Company acquired all of the issued and outstanding capital stock of Shuttle International, Ltd. ("Shuttle") in a transaction treated as a pooling of interests.

        Shuttle is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the CIS states or, generally, the same geographic areas involved with the Company's food business. Shuttle also has an International Seminars Department which provides directors and management of large and medium sized Russian companies with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City.

        Previously Shuttle, in cooperation with a Canadian modular housing manufacturer, had built modern cottages in an exclusive Moscow suburb. All houses were pre-built in Canada and shipped in sea containers.

        The revenues and expenses of the Company from October 1, 1993 to June 30, 1995 were generated solely by Shuttle. Globus commenced acquiring inventory in May 1996 and sales commenced in August 1996.

RESULTS OF OPERATIONS

Comparison of the Year Ended September 30, 1997 and 1996

        Revenues increased $5,401,000 (54.1%) in the year ended September 30, 1997 to $15,389,000 from $9,988,000 for the year ended September 30, 1996. The increase is attributable to the sales of clothing to Russian customers commencing in October 1996 and an increase in automotive parts, paints and food products sales in the current period. The cost of sales in 1997 of $14,013,000 was $4,620,000 (49.2%) higher than the 1996 cost of sales of $9,393,000 which resulted in an improved gross margin of 8.9% in 1997 as compared to 6.0% in 1996. The improved margins resulted from the apparel sales and improved margins of food products. These improved margins were offset by reduced margins in the Company's sales of paint items.

        Selling expenses increased $200,000 (87.3%) during 1997 to $429,000 or 2.8% of sales as compared to $229,000 (2.3% of sales) in 1996. This increase is attributable to an increase in fixed costs in 1997 of personnel and occupancy expenses resulting from the operating of the Company's World
Trade Center office, plus an increase in variable selling expenses resulting from the increased sales volume.

        General and administrative costs remained relatively constant in both years but decreased as a ratio of sales to 3.9% in 1997 from 6.0% in 1996. Depreciation and amortization increased $88,000 (628.6%) to $102,000 (0.7% of sales) from $14,000 (0.1% of sales) in 1996. This increase resulted from amortization of the deferred consulting contracts which were initiated in 1997.

        Interest income remained relatively constant in both periods, whereas interest expenses decreased $5,000 (15.6%) to $27,000 in 1997 primarily due to the reduction in long-term debt.

        The increase in the provision for taxes in the current period of $111,000 (or 0.8% of sales) to $118,000 from a provision of $7,000 in 1996 is the result of increased income.

        Net income increased $411,000 from a net loss of $256,000 in 1996 to $155,000 in 1997 is a result of the foregoing.

Comparison of the Year Ended September 30, 1996 and 1995

        Net sales increased $7,668,000 (330.5%) to $9,988,000 in fiscal 1996 as compared to $2,320,000 of net sales in fiscal 1995. This increase is a mix of food sales increases of $8,374,000 and a reduction in automotive parts sales of $706,000 in fiscal 1996. This variant in product sales mix is the reason the cost of sales increased 4.8% to 84.0% of sales ($9,393,000) in fiscal 1996 from 89.2% of net sales ($2,069,000) in fiscal 1995. Historically, export sales of food products are more competitive and realize a lower gross margin than the sale of automotive parts.

        Selling expenses increased $145,000 (170.6%) to $230,000 in fiscal 1996 from $85,000 in fiscal 1995. As a percent of sales they decreased from 3.7% in 1995 to $2.3% in 1996. The $145,000 increase is attributable to payroll costs of increased personnel and the opening in February 1996 of the Company's new sales, administrative and executive offices in New York City.

        General and administrative costs increased $334,000 (113.6%) to $628,000 (6.3% of sales) in fiscal 1996 from $294,000 (12.7% of sales) in fiscal 1995. The higher costs attained in 1996 are largely attributable to the incurrence of $282,000 in professional and consulting fees in the fourth quarter of fiscal 1996 as well as increased administrative costs associated with the Company's new headquarters and increased sales volume.

        In fiscal 1996, the Company had interest income of $12,000 (net of interest expense of $32,000) as compared to net interest expense of $21,000 (net of $4,000 in interest income) in 1995. The increase in interest income is the result of investing cash generated from operations in interest bearing cash equivalents.

        The provision for income taxes of $7,000 in 1996 resulted primarily from the non-deductibility of $236,000 of the above mentioned consulting fees while the $48,000 tax benefit reflected in fiscal 1995 arises from the loss incurred in that period.

        The net loss for fiscal 1996 increased $155,000 (153.5%) to $256,000 from a net loss in 1995 of $101,000 due to the foregoing.

FINANCIAL CONDITION

September 30, 1997 Compared to September 30, 1996

        Cash and cash equivalents at September 30, 1997 of $965,000 is $511,000 less than the cash and cash equivalents of $1,476,000 in September 30, 1996. This decrease in cash is primarily the result of cash needed to generate more inventory purchases for the increased sales volume and the resultant higher receivables from the higher sales. At September 30, 1997, cash equivalents of $485,000 was pledged as collateral for outstanding acceptances payable.

        Accounts receivable increased $2,401,000 to $2,721,000 at September 30, 1997. The increase was the result of the $5,401,000 increase in sales volume. The Company's inventory level at September 30, 1997 was $885,000 less than the $2,889,000 level at September 30,1996 primarily because of a significant reduction in the automotive paint inventory.

        The Company expended $3,000 to acquire property and assets in fiscal 1997 and expensed $50,000 in professional fees in 1997 in connection with the successful sale of the $500,000 (10%) Convertible Note in November 1997. The Company issued 25,000 shares of its Common Stock, in the aggregate, in payment for indebtedness for services rendered and consulting services to be rendered.

        Accounts and acceptances payable increased $272,000 to $1,440,000 at September 30, 1997 from $1,168,000 at September 30, 1996.

        Accrued expenses and other current liabilities increased $118,000 to $249,000 at September 30, 1997 primarily as a result of an increase in professional fees payable of $75,000 and an increase in salaries and interest payable to related parties of $32,000.

        The income tax liability of $91,000 (net of $52,000 deferred tax asset) at September 30, 1997 is $110,000 higher than the $22,000 deferred tax assets (net of $14,000 current liability). The increased obligation is the result of the provision for taxes based upon the income for the year ended September 30, 1997.

        Notes payable to banks and related parties of $218,000 at September 30, 1997 was $211,000 less than the September 30, 1996 amount of $429,000. This is the result of the repayment of long-term debt and related party debt of $242,000 and the use of two bank lines of credit of $31,000 at September 30, 1997. The Company satisfied obligations for services rendered aggregating $282,000 at September 30, 1996 by the issuance of 555,000 shares of its Common Stock.

        Stockholders' equity increased $1,261,000 to $4,025,000 at September 30, 1997 from $2,764,000 at September 30, 1996. The increase arises from the issuance of the Company's common stock for services and cash in the aggregate of $1,106,000 during the period and the net income of $155,000 accrued during the period.

September 30, 1996 Compared to September 30, 1995

        Cash and cash equivalents increased $284,000 from $1,192,000 at September 30, 1995 to $1,476,000 at September 30, 1996 given the Company sustained a loss of $256,000 in fiscal 1996. The increase in cash and cash equivalents primarily is the result of the net proceeds from loans to the Company from its stockholders and other related parties of $210,000. The net loss of $256,000 is primarily attributable to the non-cash charge to operations from the issuance of 555,000 shares of the Company's common stock in December 1996 at their fair market value of $282,000 in the last quarter of fiscal 1996 for services rendered by counsel and consultants. These professionals valued their services at $44,000. At September 30, 1996, $1,136,000 of cash equivalents were pledged as collateral for acceptances payable outstanding.

        Accounts receivable decreased $162,000 to $320,000 at September 30, 1996 from $482,000 at September 30, 1995 because of the Company's expanded use of obtaining advance payments from customers for sales prior to shipment of the products.

        Inventories increased $2,869,000 from $20,000 at September 30, 1995 to $2,889,000 at September 30, 1996. This increase resulted from the acquisition of $2,819,000 of automotive paint products for 56,389 shares of the Company's common stock in May 1996. The Company commenced selling these products in fiscal 1997.

        In fiscal 1996, the Company used $52,000 of cash to acquire assets and for deposits on its leaseholds.

        Accounts and acceptances payable, accrued expenses and other current liabilities aggregated $1,299,000 at September 30, 1996 which is $57,000 less than these liabilities aggregated at September 30, 1995. The reduction is largely due to the payment of accrued salaries and rent to the Company's officers and entities affiliated with the officers.

        The deferred income tax asset (net of currently payable income taxes) decreased from $39,000 at September 30, 1995 to $22,000 at September 30, 1996 as a result of the reversal of timing differences between the deductibility of expenses for income tax and financial reporting purposes.

        Notes payable aggregated $386,000 at September 30, 1995 of which $11,000 was to related parties which was paid in fiscal 1996 and $375,000 is an installment note payable to a bank. The installments due and paid in fiscal 1996 were $167,000 resulting in the liability to the bank of $208,000 at September 30, 1996. During fiscal 1996, the Company's officers and/or entities affiliated with the officers loaned the Company $220,000 for working capital requirements. Such notes were outstanding at September 30, 1996.

        At September 30, 1996, the Company had recognized a liability of $282,000 for services rendered by professionals and consultants during fiscal 1996. These obligations were satisfied by the issuance of 555,000 shares of the Company's common stock in December 1996.

        Stockholders' equity increased $2,710,000 to $2,764,000 at September 30, 1996. The increase arises from the issuance of shares of the Company's common stock for cash of $147,000 and inventory of $2,819,000 less the net loss incurred in fiscal 1996 of $256,000.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's working capital at September 30, 1997 and 1996 was $3,714,000 and $3,026,000, respectively. The Company's primary sources of working capital have been its bank lines of credit, working capital term loan, related party loans and advances, and the issuance of its securities for cash and as payment for services rendered and for inventory. The Company in January 1996 and March 1996 issued 971 shares and 500 shares, respectively, of its common stock for cash payments of $97,000 and $50,000, respectively. In
May 1996, the Company issued 56,389 shares of its common stock for inventory whose fair market value was $2,819,400. The Company issued 555,000 shares of its common stock in December 1996 in payment of $282,000 of obligations incurred for services rendered prior to September 30, 1996. The Company through September 30, 1997 has issued 870,000 shares of its Common Stock to 29 investors for an aggregate of $522,000 (before costs associated with the offering). Prior to the acquisition of Shuttle in December 1996, the then stockholders of Shuttle sold 10% of its capital shares for $100,000.

        Currently, the Company's primary cash requirements include (i) the funding of its inventory purchases for and receivables from sales of products and (ii) ongoing selling, administrative and other operating expenses. Management believes that its present two unsecured bank lines aggregating $100,000 and its two secured letter of credit and acceptances payable lines of credit aggregating $3,500,000 together with the cash generated from operations and the net proceeds from the issuance at par of its $500,000, 10% Convertible
Note in November 1997 should be, in the aggregate, sufficient to fund the Company's operations for the next 12 months if the Company's operations are consistent with management's expectations. The Company may need additional financing thereafter. There can be no assurance that the Company will be able to obtain financing on a favorable or timely basis. The type, timing and terms of financing elected by the Company will depend upon its cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. Moreover, any statement regarding the Company's ability to fund its operations from expected cash flows constitutes a forward looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are speculative in nature and inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

                                    BUSINESS

GENERAL

        The Company is a full service distributor which exports dairy and meat products, seafood, instant soups, deli products and other grocery items from the United States and Europe to the Russian and Eastern European marketplace through its subsidiary, Globus Food Systems International Corp. The Company plans to expand its distribution system in Russia, including the improvement of existing warehouse facilities and development of new warehouses. In October 1996, the Company commenced export to Russia of acrylic auto paint.

        Shuttle International Ltd., a New York corporation ("Shuttle"), the Company's wholly owned subsidiary, is engaged in the distribution and exportation of non-food products such as auto parts and clothing, primarily to Russia and the CIS states, generally the same geographic areas involved with the Company's food business.

        The Company has a Russian-born, American corporate management team with extensive experience in managing, operating and developing distribution businesses in international and domestic markets. The Company's senior management are Serge Pisman, Yury Greene and Herman Roth. See "Management".

        The market for distribution and marketing of food products in the CIS and Russia is highly competitive. The Company believes its main competitors are major American companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. The Company has established a distribution network which is expanding. The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company's food products are currently marketed through its distribution system in over 30 cities in Russia and the CIS states. The products are sold in over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian, as well as other, food importers and distributors.

DEVELOPMENT OF BUSINESS

        The Company was incorporated on October 24, 1984 under the name Ross Custom Electronics ("Ross") and was originally engaged in the electronics business. On May 6, 1995, Globus Food Systems International Corp., a privately held Delaware corporation engaged in the business of exporting food supplies, was merged into Ross, and Ross changed its corporate name to Globus Food Systems International Corp. On October 18, 1996, the Company changed its corporate name to Globus International Resources Corp. to reflect a broadening of its exporting business to include non-food related products and services. In September 1996, the Company formed a New York corporation, Globus Food Systems International Corp. ("Globus Foods"), a wholly owned subsidiary, which conducts its food exporting business.

        On December 11, 1996 the Company acquired, from Serge Pisman, Yury Greene and Herman Roth, its principal shareholders, and others, all of the issued and outstanding capital stock of Shuttle in exchange for 2,500,000 shares of the Company's common stock. Shuttle is engaged in the business of exporting non-food products, principally auto parts and western clothing and accessories.

        The Company's principal place of business is located at Two World Trade Center, Suite 2400, New York, NY 10048. The Company is engaged, through Globus Foods, in the marketing and exporting of foods from the United States and certain European countries primarily to Russia and former USSR republics (also referred to as the Commonwealth of Independent States ("CIS"), for resale to supermarkets and restaurants. The Company has also arranged for the export of acrylic auto paint to Russia.

DESCRIPTION OF BUSINESS

        The Company is a full service distributor exporting a variety of food products from selected quality manufacturers in the United States and Europe to the Russian and Eastern European marketplace through Globus Foods. Certain of these manufacturers sell their products in these territories exclusively through Globus Foods. The Company sells dairy and meat products, seafood, instant soups, deli products and some other grocery items. Russian warehouse facilities for food products are generally inadequate and the Company plans to improve existing facilities and develop new warehouses in Russia in order to provide consumers with broad access to American and European food products.

        Meats, sausages and deli products comprise approximately 75% of all of the Company's food items. Diary products and seafood constitute approximately 12% and 10% respectively. The remaining 3% include instant soups and various other grocery items. The shipment of these food products increase in October, November and February due to the observance of traditional national and religious holidays.

        In October 1996, the Company commenced export to Russia of acrylic auto paint. In connection therewith it entered into an agreement in May 1996 with Fruit Impex S.A., a Panamanian corporation to acquire acrylic auto paint valued at $2,819,400 in exchange for 56,389 shares of Common Stock (adjusted for the Company's reverse stock split). The shares are subject to a three year escrow and voting rights agreement wherein the Company is entitled to all voting rights. The Company, at its option, during the three year escrow term may repurchase all or a portion of the shares for $75.00 per share.

        On September 12, 1997, the Company entered into a letter of understanding with Globe Meat Technology Ltd. ("GMT Denmark"), a Danish corporation and Globe Meat Technology Poland S.A. ("GMT Poland"), a Polish corporation. The letter of understanding contemplates the entry by the parties into a commercial trade agreement whereby the Company would export pork products to Russia and other CIS countries. Pursuant to such an agreement, the Company, with the assistance of GMT Poland, would open a $2,000,000 revolving line of credit in its own name at a Polish bank. The Company would purchase pigs from Polish farmers for delivery to GMT Poland. GMT Poland would then slaughter the pigs and process the meat according to the Company's specifications, based upon the market for such meat products in Russia and other CIS countries. At the end of one year, the Company will have an option either to receive 30% of the net profits of GMT Poland or to purchase a 30% equity interest in GMT Poland at a purchase price of $2,000,000.

        Although Russia and other CIS states ceased the regulation of prices in 1992, since the beginning of 1995, Russia has reinstated certain price regulations. From time to time, the federal government of Russia as well as certain regional authorities place direct price limitations on certain products and subsidize products to maintain certain price levels. In some cases, these governments place restrictions on profits which can be derived from sales of food products. See "Risk Factors--Risks Relating to Russia and the CIS."

        Russia and the other CIS states frequently experience shortages of grain and other food products. These shortages result in higher prices and in greater reliance on foreign food producers and distributors, such as the Company.

SHUTTLE INTERNATIONAL, LTD.

        On December 11, 1996, the Company acquired all of the issued and outstanding shares of capital stock of Shuttle International, Ltd. ("Shuttle"). Shuttle is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the CIS states, generally in the same geographic areas involved with the Company's food business.

        Shuttle supplies auto parts and accessories to large wholesalers, auto-service repair shops and automotive parts stores. These repair shops and stores service exclusively automotive needs for automobiles not made in Russia or the CIS. Shuttle ships to its large wholesaler customers container loads, on a weekly basis, by air as well as sea. Shuttle has established relationships with large U.S. wholesalers and manufacturers, as well as local dealers which credit terms of from 30-45 days.

        Shuttle is an exclusive supplier of American western clothing to the "Texas" chain of Western wear clothing and apparel stores in Moscow. The Company supplies jeans, shirts, outerwear, hats, belts, boots, etc. from American manufacturers to Russian retailers and wholesalers.

        Shuttle also has an International Seminars Department which provides directors and management of large and medium sized Russian companies, with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City.

        Shuttle, in cooperation with the Canadian modular housing manufacturer "Modulex", has built modern cottages in an exclusive Moscow suburb. All houses were pre-built in Canada and shipped in sea containers.

        The Company's food and non-food distribution and exporting businesses contribute approximately 90% and 10% of gross revenues respectively during fiscal 1997.

PRINCIPAL SUPPLIERS

        The Company has formed trade relationships with international food manufacturers which supply the Company's food products and include Banner Smoked Fish, Inc., a processor of smoked fish, Jermi Fasewerk, a manufacturer of smoked and processed cheeses, Fodor Cheese, Comapeche a maker of seafood products, and Interaliment, a manufacturer of frozen surimi and various fish products. The Company does not believe that the loss of any of its suppliers would have a material adverse effect on its business.

DISTRIBUTION AND MARKETING OPERATIONS

        The Company sells food products to distributors who distribute to major supermarkets, restaurants, and other food vendors in Russia and the CIS. The Company has established a distribution network which is expanding. Sales to three customers, Marcon-Express, Marcon-Trade, Enivlad accounted for 43.9%, 42.5% and 6.5%, respectively, of the Globus Foods' net sales for fiscal 1997. Shuttle's largest customer/distributors are Texas, Marcon Auto, and Avandor. Sales to these distributors accounted for 37.5%, 27.2% and 14% of Shuttles net sales for fiscal 1997. The Company does not believe that this concentration of sales represents a material risk of loss with respect to its financial position. While the size of the markets in Russia and Eastern Europe is substantial and demand for food items is strong, there are only a few companies that export food products at competitive and comparable prices. Price fluctuation in the cost of goods, however could materially affect the results of the Company's operations.

        All of Shuttle's sales for the year ended September 30, 1996 were to one customer in Russia, Markon-Auto. During fiscal 1996, Shuttle sold only aftermarket automotive parts which were purchased from new and used car dealers as well as auto parts retailers, all of whom are located in the Metropolitan New York City area. In Moscow, Shuttle's principal market for auto parts and auto repair facilities are conducted generally from large terminals enabling the Company to concentrate its sales to several large distributors.

        In 1996, Shuttle commenced exporting and distributing in Russia a broad line of active wear, Western style clothing and Native American accessories. Shuttle has not established exclusive arrangements with its manufacturers and suppliers.

        The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company believes that in order to continue to improve profit margins, it must reduce the cost of goods sold and increase sales volume. The Company expects to reduce costs by obtaining volume discounts from its suppliers, and increase its gross margin by offering its customers better credit terms. The Company's food products are currently marketed through its distribution system in over 30 cities in Russia and the CIS states. The products are sold in over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian, as well as other, food importers and distributors.

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



        Generally, the Company receives orders from Russian and European wholesale distributors. These orders are filled by the Company's principal suppliers against the Company's bank letters of credit and on general credit terms. Approximately 30% of the Company's customers pay to the Company in advance of delivery of the order up to 50% of the charge for the order with the balance due within 30 days. The Company has thus far experienced good credit relations with its customers.

COMPETITION

        The Company faces significant competition in the marketing and sales of its products. The recent economic reforms and political changes in Russia created enormous business opportunities for US agribusiness companies. [During 1997, US exports of agricultural products and machinery increased over 400% and export of food processing machinery increased over 80%.] European and American manufacturers are desirous of marketing and distributing their products and services to the former Soviet Union markets. The Company believes its main food product competitors are major American and international companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', General Mills'tm', Nabisco'tm', Nestle'tm' and Campbell'tm' which are currently in the marketplace. Shuttle competes with dealerships and auto manufacturers located in Russia and the CIS with a supply of parts oand other import/exports. These companies have greater marketing, distribution, financial, and other resources than the Company permitting such companies to secure significant contracts and implement extensive advertising. However, these American manufacturers do not find it cost efficient to contract with small vendors whereas the Company sells its products to both large and small distributors. American and European manufacturers and distributors are reluctant to deal directly with Russian companies due to the high risk of letters of credit issued by Russian banks, the lack of strong credit history of Russian companies, and the lack of established business practices and a fully developed legal system. The Company however is willing to deal with the Russian and Eastern European distributors since its management is familiar with both Western and Russian business practices and understands Russian customer needs.

SEASONALITY

        The Company's product mix consists of food, clothing, automotive parts and equipment. Sales of food products tend to increase during the months of October, November and February. Sales of clothing, auto parts and equipment tend to increase during the months of October, November and December. These increases generally coincide with the observance of traditional religious and state holidays.

BUSINESS STRATEGY

        The Company plans to concentrate its efforts to expand its food exporting business by attracting more customers and offering a larger variety of food items on competitive terms. The Company plans to continue to identify other product lines for export where its export expertise can

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



be profitably utilized. In addition to expanding its exporting and distribution business the Company will consider joint venture opportunities in its established geographic and business areas.

        The Company's management believes that the Company may benefit from vertical integration of its food operations, which, it is believed, can provide production and cost controls on finished products, reduced tariffs, private labeling and higher profit margins. As part of its vertical integration strategy, the Company has entered into a letter of intent with GMT Poland and GMT Denmark for the procurement and processing, in Poland, of pork and pork products, under its own proprietary label, for distribution throughout Russia and the CIS. Pursuant to a final agreement, as contemplated in the letter of intent, the Company, with the assistance of GMT Poland, would open a $2,000,000 revolving line of credit in its own name at a Polish bank. The Company would purchase pigs from Polish farmers for delivery to GMT Poland. GMT Poland would then slaughter the pigs and process the meat according to the Company's specifications, based upon the market for such meat products in Russia and other CIS countries. At the end of one year, the Company will have an option either to receive 30% of the net profits of GMT Poland or to purchase a 30% equity interest in GMT Poland at a purchase price of $2,000,000. See "Description of Business."

        The Company formulated its plans for the GMT venture in response to increasing demand for pork and pork by-products, such as sausages, in Russia and the Ukraine. Since the Company is a major exporter of Danish meat products to Russia, it decided to enter into an alliance with major members of the Danish meat industry, such as GMT Denmark, to establish slaughtering and meat processing plants in Eastern Europe and Russia. The Danish meat industry, specifically the pig meat industry, is based on a cooperative system in which Danish farmers produce over 20 million pigs per year and export over 80% of the production, making Denmark one of the world's largest exporters of pig meat.

        To achieve such high production, Denmark has developed modern techniques for slaughtering and processing pig meat. Only four slaughterhouses process the entire production of the Danish farmers. Strict controls on hygiene and the use of new technology have ensured that Danish meat products meet the highest quality standards throughout the world.

        Because of high custom duties for finished food products in Russia and the Ukraine, the Company intends to own and construct a meat processing plant in Moscow, using Danish know-how and technology, which would process frozen pig carcasses from Poland into a variety of finished products which cater to the tastes of the Russian market. By importing raw material from Poland, the Company can substantially reduce tariffs and increase its profitability. Pigs in Russia are more expensive than in Poland because they are raised on collective farms in Russia in contrast to individual farms in Poland.

        The Company is also planning to build a 100,000 square-foot refrigerated warehouse facility in Moscow, 85% of which would be allocated to frozen and chilled foods and the remaining 15% to dry storage. As planned, the building would contain new refrigeration and computer equipment from U.S. manufacturers. The Company estimates that the building will cost approximately $10,000,000 to build and will take approximately a year to complete. Preliminary investigation of sites in Moscow has uncovered several properties which already have some of the infrastructure in place.

        In July 1997, the Company met with representatives of Ex-Im Bank, Overseas Private Investment Corporation, and the U.S. Trade and Development Agency ("TDA") in Washington to determine their interest in funding new refrigerated warehouses in Moscow. Based upon their interest, the Company submitted a proposal to the TDA requesting a grant for a feasibility study for one warehouse in Moscow. In December 1997, the TDA approved $100,000 for such a study, which is expected to begin in early 1998. The study may take about three months, and should generate a business plan to enable the Company to obtain government funding for the design and construction of the plant. Based upon preliminary discussions with government agencies and commercial banks, the Company believes that approximately 85% of the project may be financed using funds from such agencies or banks.

        Throughout Russia, there is a dearth of modern, refrigerated warehouses which can reliably provide cold storage for frozen food. Most of the existing facilities are over fifty years old, use antiquated refrigeration equipment, have inadequate or unreliable power sources, and lack security for stored merchandise. Most U.S. exporters are reluctant to ship bulk quantities of frozen food to Russia because of this shortage of reliable frozen food warehouses. Consequently, most of the frozen food shipped into Russia comes from European manufacturers in truck quantities or from exporters who have their own storage facilities.

        Shuttle is considering participation in the construction of a new plant in Moscow to build automatic transmissions for the local car market. The Russian government is currently considering funding for the project and should finalize its conclusions in early 1998.

GOVERNMENT REGULATION

        The Company is required to comply with customs and import regulations in the countries to which it imports its product. To the best of its knowledge, the Company is in compliance with all such regulations.

EMPLOYEES

        At January 8, 1998, the Company employed 9 persons on a full time basis. The Company also hires from 2-4 part time temporary workers on a day to day basis, depending upon its requirements. None of the Company's employees is represented by a union.

PROPERTY

        The Company, pursuant to a five-year agreement with the Port Authority of New York and New Jersey, leases approximately 2,840 square feet of space for an administrative, clerical and executive office for the Company's export business at 2 World Trade Center, Suite #2400, New York, NY 10047. The term of the lease commenced on February 15, 1996. Annual rent payments are $62,484 in years one and two, $68,160 in year three, $76,680 in year four, and $82,368 in year five. Under the terms of the Agreement, the Port Authority has the right to terminate this Agreement without cause, subject to certain conditions, at any time on one hundred eighty (180) days' notice to the Company. The Company also has a lease with 1616 Mermaid Associates for a five year term which commenced on January 1, 1995 for approximately 1,000 square feet at 1616 Mermaid Avenue, Brooklyn, New York 11224. The annual rent is $12,000. The Company has an option to renew this lease for an additional five year term with annual rent increased by 9%.

        Shuttle, pursuant to a five year lease agreement with 1616 Mermaid Associates, leases approximately 1,000 square feet of space for its export business at 1616 Mermaid Avenue, Brooklyn, New York 11224. The term of the lease commenced on March 1, 1994. The annual rent is $18,000.

        1616 Mermaid Associates is owned by Messrs. Serge Pisman, Herman Roth and Yury Greene, the Company's President, Secretary and Treasurer, respectively.

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



                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the directors and executive officers of the Company:

NAME                            AGE                 POSITION

Serge Pisman                    33                  President and Director
Herman Roth                     49                  Secretary and Director
Yury Greene                     58                  Treasurer and Director

        Serge Pisman has been President and a Director of the Company since May 1995 and is responsible for business development of food products, food related equipment and modular construction supplies in Russia and CIS states. Mr. Pisman has been Executive Vice President of Shuttle since 1991. Mr. Pisman has a Bachelor's degree in accounting from Brooklyn College.

        Yury Greene has been Treasurer and a Director of the Company since May 1995 and is responsible for customer relations and contract negotiation with U.S. and European suppliers of food products and food related services and implementation of the first modular construction project in Moscow, Russia. Mr. Greene has been President of Shuttle since 1991. Mr. Greene has a Bachelor's Degree in Electrical Engineering from the Politechnical Institute in Russia.

        Herman Roth has been Vice President of Shuttle since 1991 and is responsible for establishing food products and food related equipment and business development. Mr. Roth has been Secretary and a Director of the Company since May, 1995. Mr. Roth has a Bachelor degree in economics from the Leningrad Agricultural Institute in Russia.

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

        The Nevada Business Corporation Act, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of the criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding, or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation.

        The Company will enter into an indemnification agreement with each of its directors and officers.

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



OTHER SIGNIFICANT EMPLOYEES

        Eric Piker, age 32, has been Director of International Sales of Shuttle since April 1992 and is responsible for food product research contracts and customer relations. Mr. Piker has been director of international sales and marketing of the Company since May 1995.

EXECUTIVE COMPENSATION

        The Company has not paid any compensation exceeding $100,000 to its executive officers since its merger in 1995.

        The following table sets forth the annual compensation for the Company's Chief Executive Officer and President:

                                                                        Long Term Compensation
                                                                        ----------------------
                                          Annual Compensation           Awards        Payouts
                                          -------------------           ------        -------
                                                                        Securities
Name and Principal                                       Other Annual   Underlying    All Other
Position                 Year      Salary*     Bonus     Compensation   Options       Compensation
------------------       ----      ------      -----     ------------   ----------    ------------
Serge Pisman, President  1997     $90,000
                         1996      68,250      2,000
                         1995      34,000      1,667          --


* $34,000 was accrued during 1995 but paid in 1996; $19,118 was accrued during 1996 but paid in 1997; and $14,528 was accrued during 1997 and will be paid in 1998.

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



                              CERTAIN TRANSACTIONS

        Herman Roth loaned $125,000 to the Company in April, 1996 in exchange for the Company's 7% promissory note in the principal amount of $125,000. This note, payable on March 31, 1997 was extended to April 30, 1998.

        Ida and Victor Pisman, Serge Pisman's parents, loaned $20,000 to the Company in August 1996 in exchange for the Company's 15% promissary note in the principal amount of $20,000. This note was payable on August 22, 1997 and was extended to August 25, 1998.

        Olitsa Roth, through a professional corporation she owns, Herman Roth's wife, loaned $75,000 to the Company in July, 1996 in exchange for the Company's 7% promissary note in the principal amount of $75,000. This note was paid in full on March 4, 1997.

        Prior to the acquisition of Shuttle, Serge Pisman, Herman Roth and Yury Greene owned collectively 90% of the capital stock of Shuttle. All of the issued and outstanding shares of capital stock of Shuttle were acquired by the Company on December 11, 1996 in exchange for 2,500,000 shares of the Company's common stock.

        Serge Pisman, Herman Roth and Yury Greene own 1616 Mermaid Associates which leases office space to the Company and to Shuttle. See "Property."

        Serge Pisman, Herman Roth and Yury Greene have personally guaranteed payment of sums due under the Company's $1,500,000 line of credit with the Park Avenue Bank, N.A.

        Yury Greene has personally guaranteed payment of sums due under the Company's $75,000 line of credit with Chase Manhattan Bank, N.A.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of Stock, as of the date of this Prospectus and as adjusted to reflect the conversion of the Note into the underlying Shares and Warrants
(i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                    Approx.
          Name and Address of           Amount and Nature           % of
           Beneficial Owner             of Ownership                Class
           -----------------            -----------------           -----
FTP, Inc.(1)                               963,346(1)               15.0%
Serge Pisman (2)                         1,116,667                  17.4%
Herman Roth (2)                          1,116,666                  17.4%
Yury Greene (2)                          1,116,666                  17.4%
All directors and officers as a group
(3 in number)                            3,349,999                  52.2%

(1) FTP, Inc.'s address is 48 Par-La-Ville Road, Hamilton, Bermuda HM11. The 963,346 shares beneficially owned represents 201,673 owned directly, 280,000 Shares which FTP, Inc. has the right to purchase upon conversion of the Note, at an assumed price of $1.00 per share and shares underlying 481,673 Warrants, which are issuable in an amount equal to the number of shares obtained in the conversion of the Note.

(2) Messrs Pisman, Roth and Greene's business address is 2 World Trade Center, New York, New York 10048. Each of these officers has an option to acquire
300,000 shares of Common Stock at an exercise price of $      , which is
110% of the average bid and asked price per share on the date of grant, which is included in the shares for each officer and the total.

                              PLAN OF DISTRIBUTION

        The Company will receive none of the proceeds from the sale of the Shares and Warrants by the Selling Securityholder. Upon the conversion of the remaining balance of the Note, in full, at an assumed price of $1.00 per share, the Company will have benefitted from the cessation of its indebtedness represented by the Note in the approximate amount of $500,000. This Prospectus relates to the sale of the Shares underlying the Note as well as the Shares underlying the Warrants any of which Shares and Warrants may be sold from time to time by the Selling Securityholder.

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



        The Company will bear all of the expenses of registration of the Shares and Warrants under the federal and state securities laws, including legal and filing fees. Such expenses payable by the Company are currently estimated to be $90,000.

        Pursuant to certain agreements, the Company has agreed to indemnify the Selling Securityholder against certain liabilities, including certain potential liabilities under the Securities Act, or to contribute to payments such holders may be required to make in respect thereof.

SELLING SECURITYHOLDER

        FTP, Inc., a Bahamian corporation, is the holder of the Note which is convertible into all of the Shares and Warrants offered hereby. FTP, Inc. presently owns 201,673 shares of the Company's Common Stock. Assuming the balance of the Note is converted in full at the assumed conversion price of $1.00 per share, FTP, Inc. will own 481,673 shares of Common Stock and 481,673 Common Stock Purchase Warrants. As a result, FTP, Inc. will own 15.0% of the Company's outstanding Common Stock, prior to any sales by FTP, Inc. pursuant hereto.

                            DESCRIPTION OF SECURITIES

        The following description of the Common Stock of the Company and the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of the Florida Business Corporation Act.

COMMON STOCK

        The Company is authorized to issue 50,000,000 shares of common stock, $.001 par value of which 4,750,533 shares are currently issued and outstanding and an additional 280,000 shares of which will be issued and outstanding upon conversion of the balance remaining on the Note. The holders of shares of common stock have one vote per share. None of the shares have preemptive or cumulative voting rights, have any rights of redemption or are liable for assessments or further calls. None of the shares will have any conversion rights. The holders of common stock are entitled to dividends, when and as declared by the Board of Directors from funds legally available therefor and upon liquidations of the Company to share pro rata in any distribution to shareholders.

        On October 18, 1996, the Company reverse split its common stock reducing the number of shares outstanding from 17,692,899 to 353,860.

10% CONVERTIBLE NOTE

        The Company has outstanding a 10% Convertible Note, the underlying securities of which are being offered hereby. The Note is convertible at the option of the holder thereof at any time. The number of shares of Common Stock that shall be issuable upon conversion of the Note shall equal the amount of the outstanding principal for which a Conversion Notice (as such term is defined in the Note) is given, divided by the conversion price, which in turn is equal to the lesser of (i) $2.50 per share or (ii) seventy-five percent o f the average closing bid prices of the Company's Common Stock as reported on the Over-the-Counter Bulletin Board for the five consecutive trading days immediately preceding the date of conversion.

COMMON STOCK PURCHASE WARRANTS

        Upon conversion of the Note, the Selling Securityholder will receive an amount of Common Stock Purchase Warrants equal to the number of Shares received by the Selling Securityholder pursuant to the conversion. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $3.625 per share.

TRANSFER AGENT

        Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York is the transfer agent and registrar for the Company's common stock.

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



SHARES ELIGIBLE FOR FUTURE SALE

        Assuming the conversion of the remaining $280,000 balance on the Note in full at the assumed conversion price of $1.00 per share, the Company will have outstanding 5,030,533 shares of Common Stock, not including options to acquire 300,000 common shares issued to each of Messrs. Pisman, Greene and Roth. Of such 5,030,533 shares, 2,881,488 shares will be "restricted securities" and in the future, may be sold only in compliance with Rule 144 or other exemption under the Securities Act, unless registered under the Securities Act. Under Rule 144, a person who has owned Common Stock for at least one (1) year may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of one (1%) percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate at any time during the three (3) months preceding a sale and who has beneficially owned the restricted securities for the last two (2) years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Messrs. Pisman, Greene and Roth own collectively 2,449,999 restricted shares, not including options to acquire 300,000 common shares issued to each of them. All of such 2,449,999 shares are currently eligible for resale under Rule 144. The Company cannot predict how sales made pursuant to Rule 144 would affect the prevailing market price of the shares of Common Stock. See "Shares Eligible for Future Sale."

                                LEGAL PROCEEDINGS

        The Company is not a party to any material pending legal proceedings and has no knowledge that any such proceedings are threatened.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        In September 1995, the Company's securities began trading on the over-the-counter Bulletin Board and in the over-the-counter market "pink sheets". The Company's trading symbol is "GIRC". At December 31, 1997, the average per share bid and ask price of the Company's common stock was $1.625 and $1.50, respectively. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The following sets forth the range of high and low bid information for the quarterly periods indicated as reported by the National Quotation Bureau:

                     HIGH      LOW                           HIGH      LOW
                     ----      ---                           ----      ---
1995:  1st Quarter   (1)     (1)       1996:  1st Quarter    5.625     4.625
       2nd Quarter   (1)     (1)              2nd Quarter    4.625     3.75
       3rd Quarter   5.125   5.125            3rd Quarter    3.875      .25
       4th Quarter   5.125   5.125            4th Quarter    1.75       .0625

                                       1997:  1st Quarter    1.125      .125
                                              2nd Quarter     .875      .125
                                              3rd Quarter    4.5       2.5
                                              4th Quarter    4.5       1.5

         The foregoing bid information has not been adjusted for the reverse stock split which occurred on October 18, 1996.

         (1) Bid information not available.

HOLDERS

         As of January 14, 1998, the number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name was approximately 66.

DIVIDEND POLICY

         The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. Thereafter, declaration of dividends will be determined by the Board of Directors in light of conditions then existing, including without limitation the Company's financial condition, capital requirements and business condition.

                                  LEGAL MATTERS

         The validity of the Common Stock and Warrants offered hereby will be passed upon for the Company by Bondy & Schloss LLP, New York, New York. Gerald
A. Adler, Esq., a partner in said firm, owns either directly or indirectly an aggregate of 107,973 shares of the Company's Common Stock.

                                     EXPERTS

         The financial statements of the Company for the years ended September 30, 1997 and 1996 have been audited by Weinick Sanders Leventhal & Co.,
LLP certified public accountants, as set forth in their report hereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be obtained at the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document field as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to the Company and the securities being offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)

                               SEPTEMBER 30, 1997

                                    I N D E X



                                                                                         Page No.
                                                                                         --------
INDEPENDENT ACCOUNTANTS' REPORT ......................................................       F-1

FINANCIAL STATEMENTS:

      Consolidated Balance Sheets as at September 30, 1997 and 1996 ..................       F-2


      Consolidated Statements of Operations
         For the Years Ended September 30, 1997 and 1996 .............................       F-3


      Consolidated Statements of Changes in Stockholders' Equity
         For the Years Ended September 30, 1997 and 1996 .............................       F-4


      Consolidated Statements of Cash Flows
         For the Years Ended September 30, 1997 and 1996 .............................       F-5



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...........................................   F-6 - F-19



[Letterhead]





                         INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
Globus International Resources Corp.

We have audited the accompanying consolidated balance sheets of Globus International Resources Corp. (formerly Globus Food Systems International Corp.) and its subsidiaries as at September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Globus Resources International Corp. and its subsidiaries as at September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996, in conformity with generally accepted accounting principles.


                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP


New York, N. Y.
December 2, 1997

              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)

                           CONSOLIDATED BALANCE SHEETS

                                                                             September 30,
                                                                        -------------------------
                                                                          1997             1996
                                                                        ----------       --------
                                   A S S E T S
                                   -----------
                                    (Note 7)

Current assets:
   Cash and cash equivalents (Notes 2 and 7)                             $  965,410       $1,476,123
   Accounts receivable (Notes 2 and 7)                                    2,721,130          319,546
   Inventories (Notes 2 and 10)                                            2,004,004        2,889,215
   Deferred income taxes (Notes 2 and 8)                                     52,000           35,600
   Prepaid expenses                                                          20,000            5,640
                                                                         ----------       ----------
          Total current assets                                            5,762,544        4,726,124
                                                                         ----------       ----------

Property assets - at cost, net of
   accumulated depreciation (Notes 2 and 4)                                  27,625           40,771
                                                                         ----------       ----------

Other assets:
   Deferred financing costs (Notes 2 and 13)                                 50,000             -
   Deferred consulting costs (Notes 2, 10 and 12)                           215,625             -
   Organization costs (Note 2)                                                4,991            7,055
   Security deposits (Note 5)                                                26,000           26,000
                                                                         ----------       ----------
          Total other assets                                                296,616           33,055
                                                                         ----------       ----------

                                                                         $6,086,785       $4,799,950
                                                                         ----------       ----------
                                                                         ----------       ----------


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
   Line of credit (Note 7)                                               $   31,342       $     -
   Notes payable - related parties (Notes 6 and 7)                          145,000          220,439
   Current portion of long-term debt (Note 7)                                41,666          166,667
   Accounts and acceptances payable (Note 7)                              1,439,619        1,168,167
   Accrued expenses and other current
     liabilities - related parties (Note 6)                                 111,277           79,185
   Accrued expenses and other current liabilities                           137,228           51,439
   Income taxes payable (Notes 2 and 8)                                     142,607           14,118
                                                                         ----------       ----------
          Total current liabilities                                       2,048,739        1,700,015
                                                                         ----------       ----------

Long-term obligations:
   Note payable - bank (Note 7)                                                -              41,666
   Deferred rent liability (Note 9)                                          12,921           10,176
   Deferred income taxes (Notes 2 and 8)                                       -               2,000
   Other obligation (Note 10)                                                  -             282,000
                                                                         ----------       ----------
          Total long-term obligations                                        12,921          335,842
                                                                         ----------       ----------

Commitments and contingencies (Note 12)                                        -                -

Stockholders' equity (Notes 1, 10, 12 and 13):
   Preferred Stock, no par value,
    authorized and unissued--
    100,000 shares
   Common stock, $.001 par value                                               -                -
     Authorized - 50,000,000 shares
     Issued and outstanding - 4,548,860 and
       2,853,860 shares, respectively                                         4,549            2,854
   Additional paid-in capital                                             4,023,880        3,057,796
   Accumulated deficit                                                  (     3,304)     (   296,557)
                                                                         ----------       ----------
          Total stockholders' equity                                      4,025,125        2,764,093
                                                                         ----------       ----------

                                                                         $6,086,785       $4,799,950
                                                                         ----------       ----------
                                                                         ----------       ----------

              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         For the Years Ended
                                                                             September 30,
                                                                        ------------------------
                                                                            1997            1996
                                                                        -----------       ----------

Net sales (Note 11)                                                     $15,389,452       $9,987,751

Cost of goods sold (Note 11)                                             14,012,761        9,392,550
                                                                        -----------       ----------

Gross profit                                                              1,376,691          595,201
                                                                        -----------       ----------

Operating expenses:
   Selling                                                                  429,220          229,534
   General and administrative                                               594,654          603,045
   Depreciation and amortization                                            102,323           14,461
   Allowance for doubtful accounts                                             -              10,000
                                                                        -----------       ----------
Total operating expenses                                                  1,126,197          857,040
                                                                        -----------       ----------

Income (loss) from operations                                               250,494      (   261,839)
                                                                        -----------       ----------

Other income (expenses):
   Interest income                                                           44,554           44,611
   Interest expense                                                    (     27,038)     (    32,244)
   Other income                                                               5,487             -
                                                                        -----------       ----------
Total income (expenses)                                                      23,003           12,367
                                                                        -----------       ----------

Income (loss) before income taxes                                           273,497      (   249,472)

Provision for income taxes (Notes 2 and 8)                                  118,244            6,662
                                                                        -----------       ----------

Net income (loss)                                                       $   155,253      ($  256,134)
                                                                        ===========       ==========

Net income (loss) per common share (Note 2)                              $0.04            ($0.09)
                                                                         =====             =====

Weighted average number of shares outstanding                             3,681,120        2,796,000
                                                                          =========        =========



              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                     Common Shares       Additional
                                                  -----------------        Paid-In        Accumulated
                                                    Shares    Amount       Capital          Deficit
                                                  ---------   ------      ----------        --------

Balance at October 1, 1995 reflective
  of the stock issuance pursuant to
   stock split declared March 15, 1996              296,000    $  296     $   17,954       ($108,698)

Merger of Shuttle International, Ltd.
   of December 11, 1996                           2,500,000     2,500         73,500          68,275
                                                  ---------    ------     ----------        --------

Adjusted balance October 1, 1995                  2,796,000     2,796         91,454       (  40,423)

Issuance of common stock for cash                     1,471         2        146,998            -

Issuance of common shares for inventory              56,389        56      2,819,344            -

Net loss for fiscal 1996                               -         -              -          ( 256,134)
                                                  ---------    ------     ----------        --------

Balance at September 30, 1996                     2,853,860     2,854      3,057,796       ( 296,557)

Proceeds from sale of Shuttle's
   common stock prior to merger                        -         -           100,000           -

Issuance of common stock for
   consulting services                              500,000       500        299,500            -

Issuance of common stock in
   satisfaction of indebtedness
   for services rendered                            555,000       555        281,445            -

Cancellation of common stock
surrendered by a former consultant               (  230,000)   (  230)    (  137,770)        138,000

Issuance of common stock for
   cash, net of offering costs                      870,000       870        422,909            -

Net income for fiscal 1997                             -         -              -            155,253
                                                  ---------    ------     ----------        --------

 Balance at September 30, 1997                    4,548,860    $4,549     $4,023,880       ($  3,304)
                                                  =========    ======     ==========        ========



              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            For the Years Ended
                                                                                September 30,
                                                                            1997             1996
                                                                         ----------       ----------

Cash flows from operating activities:

   Net income (loss)                                                     $  155,253      ($  256,134)
                                                                         ----------       ----------
   Adjustments to reconcile net income (loss) to net
        cash provided by (used in) operating activities:
     Depreciation and amortization                                          102,323           14,461
     Deferred rent                                                            2,745           10,176
     Deferred income taxes                                              (    18,400)          17,400
     Provision for doubtful accounts                                           -              10,000
     Common stock issued for services rendered                                 -             282,000
     Increase (decrease) in cash flows as
          a result of changes in asset and
          liability account balances:
        Accounts receivable                                             ( 2,401,584)         151,913
        Inventories                                                         885,211      (    50,315)
        Prepaid expenses                                                (    14,360)          22,340
        Accounts and acceptances payable                                    271,452      (    16,342)
        Accrued expenses and other
         current liabilities:
           Related parties                                                   32,092      (    36,999)
           Other                                                             85,789      (     3,967)
        Income taxes payable                                                128,489            1,818
                                                                         ----------       ----------
   Total adjustments                                                    (   926,243)         402,485
                                                                         ----------       ----------

Net cash provided by (used in) operating activities                     (   770,990)         146,351
                                                                         ----------       ----------

Cash flows from investing activities:
   Acquisition of property assets                                       (     2,738)     (    31,446)
   Security deposits                                                           -         (    21,000)
                                                                         ----------       ----------
Net cash used in investing activities                                   (     2,738)     (    52,446)
                                                                         ----------       ----------

Cash flows from financing activities:
   Proceeds from line of credit                                              31,342             -
   Proceeds from and repayment of long-term note payable                (   166,667)     (   166,667)
   Proceeds from and repayments of
     related party indebtedness                                         (    75,439)         209,819
   Proceeds from issuances of common stock                                  523,779          147,000
   Deferred financing cost                                              (    50,000)            -
                                                                         ----------       ----------
Net cash provided by financing activities                                   263,015          190,152
                                                                         ----------       ----------

Net increase (decrease) in cash and cash equivalents                    (   510,713)         284,057

Cash and cash equivalents at beginning of year                            1,476,123        1,192,066
                                                                         ----------       ----------

Cash and cash equivalents at end of year                                 $  965,410       $1,476,123
                                                                         ==========       ==========

Supplemental Schedules of Non-Cash Operating
     and Financing Activities:
   Common stock issued for acquisition of inventory,
     services rendered and payment of liability for
     services previously rendered                                        $  582,000       $2,819,400
                                                                         ==========       ==========

Supplemental Disclosures of Cash Flow Information:
   Interest paid                                                         $   12,411       $   23,918
                                                                         ==========       ==========
   Taxes paid                                                            $    4,744       $    1,894
                                                                         ==========       ==========


              GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (Formerly Globus Food Systems International Corp.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE 1 - ORGANIZATION:

                     Globus International Resources Corp. (the "Company") was
            incorporated in the State of Nevada on October 24, 1984 as Ross Custom Electronics. On March 15, 1995, the Company merged with Globus Food Systems International Corp. ("Globus") and changed its name to Globus Food Systems International Corp. hereafter referred to as the Merger. On September 18, 1996, the Company formed a wholly-owned New York State subsidiary corporation, Globus Food Systems International Corp. On October 8, 1996, the Board of Directors approved the change of the Company's name to Globus International Resources Corp. and declared a reverse stock split of 1 share for each 50 shares issued and outstanding.

                     Prior to the Merger, the Company on March 15, 1995 amended its article of incorporation to change its authorized common shares from 200,000 (4,000 shares after retroactively reflecting the October 18, 1996 reverse split) $1.00 par value shares to 50,000,000 authorized shares with a par value of $.001. Then the Board of Directors immediately declared a forward stock split of 10:1 thereby increasing the issued and outstanding shares from 200,000 to 2,000,000 (4,000 to 40,000 shares after retroactively reflecting the October 18, 1996 reverse split). Under the terms of the Merger the Company exchanged 5,000,000 (100,000 shares after retroactively reflecting the October 18, 1996 reverse split) shares of its common stock for a like number of the Globus common shares. The value of the shares issued in the Merger exchange was $5,000. The Company also issued 700,000 (14,000 shares after retroactively reflecting the October 18, 1996 reverse split) shares of its common stock to a consultant of Globus for services rendered in the Merger. The merger transaction is being accounted for as a reverse acquisition in a manner similar to a pooling of interests.

                     On December 11, 1996, the Company acquired all of the
            issued and outstanding capital stock of Shuttle International, Ltd. (Shuttle) in exchange for 2,500,000 shares of the Company's common stock in a transaction treated as a pooling of interests. The Company's three officer/directors owned 90% of the Shuttle prior to the acquisition by the Company. After the acquisition these three officer/directors owned 2,449,999 (55.6%) shares of the Company's issued and outstanding common stock whereas prior to the acquisition, they owned 200,000 shares of (56.5%) of the Company's then issued and outstanding common shares.

                     The accompanying financial statements reflect the Merger,
            the March 15, 1995 and September 12, 1995 stock splits, the issuance of the common shares to the consultant, the October 18, 1996 reverse stock split, and the December 31, 1996 acquisition of Shuttle as if they had occurred at the beginning of the periods presented.

NOTE 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

            (a)   Business:

                     Globus is a full service export distributor of food and
            paint products from manufacturers in the United States and Europe primarily to the Russian and CIS States marketplaces.

                     Shuttle is engaged in the distribution and exportation of
            non-food products such as auto parts and clothing primarily to Russia and the CIS states or, generally, the same geographic areas involved with the Company's food business. Shuttle also has an International Seminars Department which provides directors, and management of large and medium size Russian companies with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City.

                     Previously Shuttle, in cooperation with a Canadian modular housing manufacturer, had built modern cottages in an exclusive Moscow suburb. All houses were pre-built in Canada and shipped in sea containers.

                     Both Globus' and Shuttle's business rely upon their
            established trade relationships in Russia and the CIS states.

            (b)   Principles of Consolidation:

                     The accompanying consolidated financial statements as at
            and for the year ended September 30, 1997 includes the accounts of Globus International Resources Corp. and its wholly-owned subsidiaries, Shuttle International, Ltd. and Globus Foods International, Inc. The consolidated financial statements as at September 30, 1996 includes the accounts of Globus International Resources Corp. and its wholly-owned subsidiaries, Shuttle International, Ltd. for the year ended September 30, 1996 and Globus Foods International, Inc. as at September 30, 1996 and from its inception on September 18, 1996 to September 30, 1996. All material intercompany transactions and balances have been eliminated in consolidation.

            (c)   Revenue Recognition:

                     The Company recognizes revenues in accordance with
            generally accepted accounting principles in the period in which its products are shipped to its customers. The Company records expenses in the period in which they are incurred, in accordance with generally accepted accounting principles.

            (d)   Use of Estimates:

                     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            (e)   Cash and Cash Equivalents:

                     The Company considers all highly liquid debt instruments
            purchased with a maturity of three months or less to be cash equivalents.

            (f)   Concentrations of Credit Risk:

                     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions which at times may be in excess of the FDIC insurance limit. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the Company's requiring the prepayment of up to 50% of each sale prior to shipment.

            (g)   Inventories:

                     Inventories, consisting principally of finished goods, are valued at the lower of cost (first-in, first-out method) or market.

            (h)   Property and Equipment:

                     The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 5 to 7 years. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes. Repairs and maintenance expenditures which do not extend original asset lives are charged to income as incurred.

            (i)   Income Taxes:

                     Deferred taxes are primarily attributable to different
            methods of computing depreciation and amortization and timing differences of deducting officers' compensation for financial reporting purposes and income tax reporting purposes.

            (j)   Intangibles:

                     Organization costs are being amortized over a sixty month
            period. Amortization charged to operations was $2,064 and $2,215 in the years ended September 30, 1997 and 1996, respectively.

                     Deferred consulting costs are being amortized over the life of the consulting agreements. Amortization charged to operations in fiscal 1997 was $84,375.

                     Deferred financing costs are legal, accounting and other
            costs associated with the placement of a $500,000 in convertible debt security in November 1997. These costs will be amortized over the life of the debt instruments (see Note 13).

NOTE 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

            (k)   Per Share Data:

                     Net income (loss) per share was computed by the weighted
            average number of shares outstanding during each period. The issuance of all common shares in connection with the stock splits, the Merger (consummated on March 15,1995), the October 18, 1996 reverse stock split and the acquisition of Shuttle have been retroactively reflected in the computation as if they had occurred as at October 1, 1994.

NOTE 3 -    ACQUISITION OF SHUTTLE INTERNATIONAL, LTD.

                     On December 11, 1996, the Company acquired all of the
            capital stock of Shuttle International, Ltd. ("Shuttle") in exchange for 2,500,000 shares of the Company's common stock. This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the period presented have been restated to reflect the accounts of the Company and Shuttle.

                     Unaudited net sales and net income (loss) of the separate
            companies for the periods preceding the acquisition were as follows:


                                            Globus                         Shuttle
                                     --------------------------     ------------------------
                                                     Net Income                    Net Income
                                      Net Sales        (Loss)        Net Sales       (Loss)
                                     -----------    -----------     -----------    ----------
   For the three months
     ended December 31, 1996          $3,616,581       $ 74,511       $323,219        $28,124
                                      ==========       ========       ========        =======

   For the year ended
     September 30, 1996               $9,708,457      ($196,241)      $279,294       ($59,893)
                                      ==========       ========       ========        =======

   For the year ended
     September 30, 1995               $1,334,111      ($ 70,247)      $985,875       ($31,001)
                                      ==========       ========       ========        =======



NOTE 4 -    PROPERTY ASSETS:

                     Property assets consist of:


                                                                              September 30,
                                                                          --------------------
                                                                           1997          1996
                                                                          -------      -------
                       Data processing and office equipment               $55,930      $52,792
                       Furniture and fixtures                              21,283       21,683
                                                                          -------      -------
                                                                           77,213       74,475

                       Less:  Accumulated depreciation                     49,588       33,704
                                                                          -------      -------

                                                                          $27,625      $40,771
                                                                          =======      =======


                     Depreciation expense charged to operations for the years
            ended September 30, 1997 and 1996 amounted to $15,884 and $12,347, respectively.

NOTE 5 -    SECURITY DEPOSITS.

                     Security deposits are comprised of rent deposits relating
            to various leaseholds which the Company occupies.

NOTE 6 -    RELATED PARTY TRANSACTIONS.

            (a)   Notes Payable:

                     A stockholder and the Company entered into a loan agreement on April, 1996 whereby the stockholder acquired the Company's 7% interest bearing note $125,000 at par. The note was originally payable in full plus accrued interest on March 31, 1997. On April 30, 1997, the note was amended and the due date was extended to April 30, 1998. As a condition of the extension of the above note, the Company's 7% interest bearing note payable (which was originally payable in full plus accrued interest on July 16, 1997) to a professional corporation owned by this stockholder's spouse in the amount of $75,000 was prepaid in March 1997. Interest charged to operations for the years ended September 30, 1997 and 1996 was $11,337 and $4,375, respectively. Accrued interest payable on these loans aggregated $15,752 and $4,376 at September 30, 1997 and 1996, respectively, and is included in accrued expenses. In May 1997, the stockholder agreed to subordinate his loan to a bank which had granted the Company a $2,000,000 line of credit.

                     On August 26, 1996, the parents of the Company's President purchased Shuttle's 15% interest bearing $20,000 note at par. The note, as amended, is repayable in full on August 25, 1998 with accrued interest. Interest charged to operations is $2,925 and $325 at September 30, 1997 and 1996, respectively. Accrued interest payable to these individuals is $3,250 and $325 which is included in accrued expenses at September 30, 1997 and 1996, respectively. These creditors have agreed to subordinate this indebtedness to a bank which had granted the Company a $2,000,000 line of credit in May 1997.

            (b)   Loan Payable:

                     Included in accrued expenses - related parties at September
            30, 1996 is a non-interest bearing $10,000 demand loan payable to a corporation which is controlled by Company's three executive officer/directors. This loan was repaid in 1997.

            (c)   Rent Payable:

                     Globus and Shuttle lease warehouse space from an entity
            controlled by three of the Company's officer/directors. Rent charged to operations in fiscal 1997 and 1996 was $30,000 and $27,000, of which $27,375 and $20,000 was unpaid and included in accrued expenses - related parties at September 30, 1997 and 1996, respectively. The leases which expire in 1999 require aggregate monthly rentals of $2,500. Each lease has option for renewal of five years at aggregate monthly rentals of $3,000.

            (d)   Officers' Compensation:

                     On May 1, 1995, the Company's President, CFO and Vice
            President of sales were authorized compensation in the aggregate of $127,000 per year. Although the Board of Directors' resolution was for one year, these officers, who also comprise the entire Board of Directors have verbally agreed to continue to be employed at the same annual amounts through September 30, 1996. The officers have also agreed to defer payment of their compensation until the Company's cash flow permits. At September 30, 1997 and 1996 these officers were owed $65,000 and $39,000, respectively, in unpaid wages. In August 1997, the Board authorized each of these officers' compensation at $90,000 for fiscal 1997 and in November 1997 each of these officers compensation was increased to $150,000 for fiscal 1998.

NOTE 7 -    FINANCING ARRANGEMENTS.

            (a)   Long-Term Debt:

                     The Company entered into an unsecured $500,000 working
            capital term loan agreement on April 2, 1995 with a foreign bank. The loan is to be repaid in twelve (12) equal quarterly principal installments of $41,667 plus interest at 1.75% (7.53% at September 30, 1997 and 7.23% at September 30, 1996) over the LIBOR rate. Current maturities of this indebtedness are as follows:


                                                                           September 30,
                                                                       ----------------------
                                                                         1997          1996
                                                                       -------       --------

                                 1997                                  $  -          $166,667
                                 1998                                   41,666         41,666
                                                                       -------       --------
                                                                        41,666        208,333

                       Less:  Portion payable
                                in one year                           ( 41,666)     ( 166,667)
                                                                       -------       --------

                                                                       $  -           $41,666
                                                                       =======        =======

            (b)   Short-Term Debt:

              (i)  Banks:

                     The Company has four credit facilities at September 30,
            1997 with three domestic banks. Two unsecured lines of credit arrangements with two banks aggregating $100,000 were entered into in 1996. One line, which is guaranteed by an officer of the Company, for a maximum borrowing $75,000 had $19,444 outstanding at September 3, 1997. Another line of $25,000 had $11,898 outstanding at September 30, 1997. Interest on the lines which averaged 10.5% in 1997 is 2% over prime (10.5% at September 30, 1997). During 1997, the average month-end balance outstanding under these two lines was $13,652 and the highest month-end balance was $31,898. The Company's third credit facility allows the Company to obtain letters of credit and acceptances payable for acquiring its finished goods up to an aggregate of $1,500,000. The facility does not permit borrowing by the Company. The Company has pledged its accounts receivable and certain cash accounts held by the bank as collateral for any obligation under this credit facility. At September 30, 1997 and 1996, the cash pledged as collateral was $35,000 and $1,136,279, respectively. In May 1997, the Company obtained a fourth line of credit from a bank for letters of credit, direct borrowings and acceptances payable aggregating $2,000,000 of which a maximum of $1,500,000 can be used for direct debt and acceptances payable. There were no direct or acceptance borrowings under this line from inception to September 30, 1997. The Company at September 30, 1997 utilized $865,811 of this line in letters of credit. Outstanding debt borrowings under this line of credit bear interest at 1-3/4% over prime (10.25% at September 30, 1997). This line is collateralized by the guarantees of three of the Company's officer/directors and a first lien on all corporate assets not previously pledged or collateralized. One of these stockholders and the parent of another have subordinated notes payable by the Company to them aggregating $145,000 to the bank. Additionally, the Company must maintain certificates of deposit with this bank equal to 50% of the amount of any outstanding letters of credit and/or bank borrowings under the line. The cash pledged as collateral under this was $447,543 at September 30, 1997.

             (ii)    Related Parties:

                     On April 7, 1996, the Company borrowed $125,000 from an
            officer/stockholder which is to be repaid, as extended, with interest at 7% on April 30, 1998: on July 16, 1996 the Company borrowed $75,000 from a professional corporation, controlled by this stockholder's spouse, which was repaid in March 1997: and on August 26, 1996 the Company borrowed $20,000 from a parent of its President as evidenced by a 15% note which is repayable in full, as extended, on August 25, 1998 with accrued interest. Both of these notes are subordinated to a bank (see above).

NOTE 8 -    INCOME TAXES.

                     The components of the provision (credit) for income taxes
            are:


                                                                             For the Years
                                                                              Years Ended
                                                                             September 30,
                                                                        -----------------------
                                                                          1997          1996
                                                                        --------      -------

                       Currently payable:
                         Federal                                        $ 99,244     ($15,800)
                         State and local                                  37,400        4,762
                                                                        --------      -------
                                                                         136,644     ( 11,038)
                                                                        --------      -------

                       Deferred:
                         Federal                                       (  13,400)      17,300
                         State and local                               (   5,000)         400
                                                                        --------      -------
                                                                       (  18,400)      17,700
                                                                        --------      -------

                                                                        $118,244      $ 6,662
                                                                        ========      =======



                     Deferred tax provision (benefit) results from differences
            in the recognition of expense for tax and financial statement purposes. The sources of these differences and the federal tax effect of each are as follows:


                                                                           For the Years
                                                                            Years Ended
                                                                            September 30,
                                                                         --------------------
                                                                          1997          1996
                                                                         ------        ------
                       Related party interest
                         and rent expense                               ($ 6,400)    ($ 4,300)
                       Allowance for doubtful accounts                  (    900)    (  3,400)
                       Depreciation of property assets                      -           4,400
                       Executive compensation                           (  6,100)      20,600
                                                                         -------      -------

                                                                        ($13,400)     $17,300
                                                                         =======      =======

                     The difference between income taxes computed using the
            statutory federal income tax rate and that shown in the financial statements are summarized as follows:


                                                               For the Years Ended
                                                                  September 30,
                                                   ---------------------------------------
                                                          1997                  1996
                                                   -----------------      ----------------
            Income (loss) before
              income taxes                         $273,497               ($249,472)
                                                   ========                ========

            Computed tax - (benefit) at
              statutory rate                       $ 93,000    34.0%      ($ 84,800)  (34.0%)
            State taxes net of federal
              tax benefit                            16,944     6.2           3,462     1.4
            Non-deductible portion of
              compensatory element
              of common stock issuances                 -       -            80,900    32.4
            Other - net                               8,300     3.0           7,100     2.9
                                                   --------    -----       --------    ----

            Total tax provision                    $118,244    43.2%       $  6,662     2.7%
                                                   ========    =====       ========    =====

NOTE 9 -    DEFERRED RENT.

                     The accompanying financial statements reflect rent expense on a straight-line basis over the life of the lease. Rent expense charged to operations differs with the cash payments required under the terms of the real property operating leases because of scheduled rent payment increases throughout the term of the leases. The deferred rent liability is the result of recognizing rental expense as required by generally accepted accounting principles.

NOTE 10 -   COMMON STOCK.

            (a)   Sale of Securities:

              (i) The Company during 1997 in a best efforts private placement memorandum sold to qualified investors 87 units of its securities for cash of $423,779 (net of costs associated with the offering of $98,221) pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. Each unit is comprised of 10,000 shares of the Company's $.001 par value common stock. The offering memorandum which was originally for 70 units and scheduled to expire on March 30, 1997 was extended and the number units to be sold was increased.

             (ii) The Company sold 971 shares and 500 shares of its common shares (as adjusted for all stock splits) in January, 1996 and March, 1996, respectively, for an aggregate of $147,000.

            (iii) The Company in May 1996, exchanged 56,389 of its common shares (as adjusted for all stock splits) for inventory of automotive paint whose fair market value was $2,819,400. The Company, at its option, through April, 1999 may repurchase all or a portion of the shares for $75 per share.

            (b)   Common Stock Issued for Services Rendered:

                     During 1997, the Company satisfied liabilities for services rendered during the year ended September 30, 1996 by employees, counsel and a consultant by the issuance of shares of its common stock. The fair value of the shares issued on the dates of each issuance, as determined by the Board of Directors, was charged to operations in fiscal 1996. The obligations so satisfied are as follows:

              (i) The Board of Directors on October 26, 1996 entered into employment agreement with two employees for 3 years, as amended, at annual aggregate salaries of approximately $120,000. Each contract stipulated that each employee was to receive shares of the Company's common stock as payment for services previously rendered aggregating $3,465. The fair value of the 55,000 shares issued to the employees, as determined by the Board of Directors on October 26, 1996, of $22,000 was charged to operations in fiscal 1996 and included as in other obligations payable at September 30, 1996.

NOTE 10 -   COMMON STOCK.  (Continued)

            (b)   Common Stock Issued for Services Rendered:  (Continued)

             (ii) The Board of Directors on November 1, 1996 entered into an agreement with its counsel under which the Company issued 200,000 shares of its common stock as full payment of legal expenses incurred prior to September 30, 1996. Although, the agreement stipulates that the law firm valued the services when rendered at $15,000, the Board of Directors determined that the fair value of the shares issued on the date of issuance was $80,000 which was charged to operations in fiscal 1996 and included in other obligations payable at September 30, 1996.


            (iii) The Board of Directors on December 1, 1996 entered into an agreement with a financial consultant for 3 years, as amended. The consultant is to receive $2,500 per month for his consulting services. The agreement also required the Company to issue 300,000 shares of its common stock as full payment of $25,500 for services rendered by the consultant prior to September 30, 1996. The fair value of the common shares issued, as determined by the Board of Directors on December 1, 1996, of $180,000 ($0.60 per share) was included in other obligations payable at September 30, 1996 and was charged to operations in fiscal 1996. On May 22, 1997, the Company and this consultant terminated the agreement. As part of the termination, the consultant surrendered to the Company 230,000 shares of the Company's common stock which was issued to him for no consideration. The Company canceled and returned to authorized and unissued these surrendered shares and is reflected in the financial statements as a reduction of common stock and additional paid-in capital of $138,000 and a like increase in retained earnings.


             (iv) In December 1996, the Company entered into a three year consulting services agreement with Crabbe Capital Group Ltd. which was subsequently extended an additional year. Pursuant to the terms of this agreement, the consultant shall (i) introduce the Company to the consultant's network of domestic and international commercial banking sources,
                     (ii) advise and assist the Company in identifying, studying, and evaluating interest and exchange rate fluctuations, and (iii) assist the Company in securing letters of credit and reviewing its commercial banking alliances and strategies.

NOTE 10 -   COMMON STOCK.  (Continued)

            (b)   Common Stock Issued for Services Rendered:  (Continued)

             (iv)    (Continued)

                     As compensation for entering into the agreement, the Company issued 325,000 shares of its common stock, 275,000 of which were issued pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. The remaining 50,000 shares shall bear a legend, in general terms, stating that those shares have not been registered under the Securities Act of 1933, as amended. The fair value of the 325,000 shares of common stock issued of $195,000 as determined by the Board of Directors will be amortized and charged to operations over the life of the consulting agreement.

              (v) In December 1996, the Company entered into a one year consulting services agreement (the "Agreement") with Comstat, Inc. under the terms of which, the consultant shall advise and assist the Company in identifying, studying, and evaluating mergers, acquisitions, joint ventures, and strategic alliances, strategic corporate planning and long-term business policies. Additionally, the consultant shall assist the Company in acquiring additional products to increase its product line and in obtaining and expanding corporate purchases of its product through a network of import/export associates. As compensation for entering into the agreement, the Company issued 50,000 shares of its common stock issues, pursuant to Rule 504 of Regulation D of the Securities Act of 1993, as amended. The fair value of the 50,000 shares of common stock issued of $30,000 as determined by the Board of Directors will be amortized and charged to operations over the life of the consulting agreement.

             (vi) In March 1997, the Company entered into a two year consulting agreement with Regency Group Enterprises, Inc. The consultant received 125,000 shares of the Company's common stock to render financial advise in regards to strategic corporate planning, long-term investment policies, and potential mergers and acquisitions. The fair value as determined by the Board of Directors, of shares issued of $75,000 will be amortized over the two year life of the agreement.

NOTE 11 -   MAJOR RELATIONSHIPS.

                     Globus has had only eight (8) customers since its started
            shipments in August 1995. Shuttle's sales for the year ended September 30, 1997 were derived from four (4) customers. Shuttle's sales for 1996 were almost totally derived from one (1) customer. All of the Company's customers are located in Russia or other former states of the Soviet Union. Two customers accounted for 39% and 37% of sales for the year ended September 30, 1997, 48% and 47% of fiscal 1996 sales.

                     Globus purchases most of its finished products from ten
            (10) foreign and two (2) domestic corporations. Globus's suppliers drop ship the Company's purchases directly to the Company's customers. Shuttle purchases its products from over fifty (50) suppliers who are primarily located in the metropolitan New York City area. Management believes its relationship with its customers and suppliers is excellent.

NOTE 12 -   COMMITMENTS AND CONTINGENCIES.

            (a)   Leases:

                     The Company is a lessee under three operating real property leases for office and warehouse space. Rent expense charged to operations for the years ended September 30, 1997 and 1996 was $101,337 and $48,223, respectively. Future minimum annual rent commitments as of the Company's fiscal year-end are as follows:


                             Years Ended
                            September 30,
                            -------------
                                1998                            $96,000
                                1999                             94,000
                                2000                             80,000
                                2001                             34,000


            (b)   Letters of Credit:

                     The Company is contingently liable for approximately
            $900,000, in letters of credit outstanding at September 30, 1997.

            (c)   Consulting Agreement:

              (i) In July 1996, the Company entered into a financial consulting agreement with an individual who will advise the Company on certain financial matters. The agreement provides for the consultant to receive $2,000 a month for his services commencing in August 1996. The agreement may be terminated by either party upon two weeks notice.

NOTE 12 -   COMMITMENTS AND CONTINGENCIES.  (Continued)

            (c)   Consulting Agreement:  (Continued)

             (ii) The Company entered into a four year consulting services agreement with Crabbe Capital Group Ltd. under which the consultant shall (i) introduce the Company to the consultant's network of domestic and international commercial banking sources, (ii) advise and assist the Company in identifying, studying, and evaluating interest and exchange rate fluctuations, and (iii) assist the Company in securing letters of credit and review commercial banking alliances and strategies. The Company issued to the consultant 325,000 shares of its common stock as compensation for its services. The fair value of the 325,000 shares of common stock issued of $195,000 is being amortized and charged to operations over the life of the consulting agreement. Amortization charged to operations in fiscal 1997 was $40,625.


            (iii) The Company entered into a one year consulting services agreement with a consultant to (i) advise and assist the Company in identifying, studying, and evaluating mergers, acquisitions, joint ventures, and strategic alliances, (ii) consult with the Company concerning on-going strategic corporate planning and long-term business policies, and
                     (iii) assist the Company in acquiring additional products to increase its product line and in obtaining and expanding corporate purchases of its product through a network of import/export associates. As compensation for entering into the agreement, the Company issued 50,000 shares of its common stock whose fair value of $30,000 is being amortized and charged to operations over the life of the consulting agreement. Amortization charged to operations in fiscal 1997 was $25,000.


             (iv) The Company has another financial consulting agreement under which the consultant for two years will advise the Company's management in regards to strategic corporate planning, long-term investment policies and potential mergers and acquisitions. The consultant was issued 125,000 shares of the Company's stock as payment for its services to be rendered. The fair value of the issued shares of $75,000 is being charged over the life of the agreement. Amortization charged to operations in 1997 was $18,750.

NOTE 12 -   COMMITMENTS AND CONTINGENCIES.  (Continued)

            (d)   Employment Contract:

                     The Company's President, CFO and Vice President of sales
            were verbally authorized compensation in aggregate of $127,000 per year through September 30, 1996. The Board of Directors' authorized an annual salary of $90,000 for each of these officers, who also are members of the Board of Directors for fiscal 1997 and $125,000 for fiscal 1998. The officers have agreed to defer payment of their compensation until the Company's cash flow permits. At September 30, 1997 and 1996 these officers were owned $65,000 and $39,000, respectively. Such liabilities are included in accrued expenses and other current liabilities - related parties.

                     Additionally in October 1995, the Company entered into
            three year employments contracts with two employees the aggregate annual compensation under these contracts is approximately $120,000.

NOTE 13 -   SUBSEQUENT EVENT.

                     In November 1997, the Company issued, at par, its 10%
            interest bearing $500,000 convertible debt security to a foreign corporation. The amount of the note's principal and/or unpaid interest at 10% can be converted into the Company's common shares at the noteholder's option throughout the term of the note. The note is convertible into common shares at the lesser of $2.50 per share or 75% of the average bid and ask of the Company's common stock for the five (5) trading days immediately proceeding the noteholder's exercise of the conversion option. At September 30, 1997, the Company has recorded as a deferred asset $50,000 of legal and accounting fees associated with the placement of the debt. The deferred asset will be amortized the life of the debt.

--------------------------------------------------------------------------------

NO UNDERWRITER, DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

          -------------------------------

                TABLE OF CONTENTS

                                            Page
                                            ----
Prospectus Summary..........................
Summary Historical Financial Information....
Risk Factors................................
Use of Proceeds.............................
Dividend Policy.............................
Capitalization..............................
Selected Historical and Financial Data......
Management's Discussion and Analysis of
   Financial Condition
   and Results of Operations................
Business....................................
Management..................................
Principal Shareholders......................
Plan of Distribution........................
Description of Securities...................
Shares Eligible for Future Sale.............
Legal Matters...............................
Experts.....................................
Additional Information......................
Index to Financial Statements...............F-1

          -------------------------------

        UNTIL ________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              GLOBUS INTERNATIONAL
                                 RESOURCES CORP

                    500,000 SHARES OF COMMON STOCK $.001 PAR
                     VALUE AND 500,000 COMMON STOCK PURCHASE
                           WARRANTS, EACH UNDERLYING A
                              10% CONVERTIBLE NOTE;
                    500,000 SHARES OF COMMON STOCK, $.001 PAR
                                VALUE, UNDERLYING
                         COMMON STOCK PURCHASE WARRANTS

                            -------------------------

                                   PROSPECTUS

                            -------------------------



                           _____________________, 1998


--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTOR AND OFFICERS.

           The Nevada Business Corporation Act, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of the criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding, or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses incurred in connection with the issuance and distribution of the securities being registered hereby expected to be incurred by the Company:

    SEC registration fee...................................      $848.36
    State securities law fees and expenses.........................    $   *
    Printing and engraving expenses................................    $   *
    Legal fees and expenses.................................... $ 50,000   *
    Accounting fees and expenses....................................   $   *
    Transfer Agent fee.................................................$   *
    TOTAL                                                              $   *
                                                                       =========
   *To be completed by amendment.

    All amounts in the above table are estimated except the SEC registration fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following paragraphs set forth information with respect to all securities of the Company sold within the past three years without registering the securities under the Act. The information includes the names of purchasers, date of issue, number of shares issued and the consideration received by the Company for the issuance of these shares.

    Through June 13, 1997, the Company completed a private placement of Units, each Unit consisting of 10,000 shares of the Company. A total of 87 Units were sold at $6,000 per Unit, or $.60 per share, as follows:

           Name                                       Number of Shares
           ----                                       ----------------

           Konstantin S. Prives                       50,000
           Harvey M. Goldfarb                         20,000
           International Consumer Corp.               30,000

           William J. Vargas                          10,000
           Michael F. Daniels                         50,000
           Dennis Brovarone                           10,000
           Annarosa Spanu                             50,000
           Christine Piazza                           10,000
           John Piazza                                10,000
           Swan Alley (Nominee)                      170,000
           Michael Krall                              20,000
           Norman L. Andersen                         20,000
           Gary W. Brownell                           10,000
           Grace Ann McCauley                         20,000
           William C. Hyde                            30,000
           Francine Piazza                            10,000
           Robert Bauer                               10,000
           Harish H. Shah, MD                         40,000
           Abraham Chanuka                            20,000
           Anthony Stropoli                           60,000
           Maryrose Baffi                             20,000
           Abdu-Aziz                                  10,000
           Regency Group                              20,000
           Ronald E. Lichtman                         10,000
           Salvatore R. Piazza                        30,000
           SBG Advisors, Inc.                         40,000
           Candice Pokross                            30,000
           Mitchell Kaminsky                          10,000
           Sharon S. Warshauer                        20,000
           James Labate                               30,000
                                                      -------
               TOTAL                                 870,000

           On December 16, 1996 the Company issued 35,000 shares to Eric Piker, an employee of the Company as compensation for services rendered.

           On December 16, 1996 the Company issued 20,000 shares to Lenny Esterman, an employee of the Company as compensation for services rendered.

           On December 16, 1996 the Company issued 500,000 shares to consultants to the Company, as compensation for services rendered, as follows:

              Crabbe Capital Group, Inc.                 250,000
              Loren Investment                           300,000
              Comstat, Inc.                               50,000

           230,000 of the shares issued to Loren Investments were returned to the Company.

           On December 16, 1996 the Company issued 200,000 shares to the law firm of Loselle Greenawalt Kaplan Blair and Adler as compensation for services rendered.

           On December 11, 1996 the Company acquired all of the outstanding capital stock of Shuttle International Ltd., a New York Corporation in exchange for 2,500,000 shares of the Company's common stock issued to the following individuals:

              Yury Green                  750,000
              Serge Pisman                750,000
              Herman Roth                 750,000
              Zolton Lebovich             250,000


           On May 13, 1996 the Company issued 56,389 shares of common stock to Fruit Impex, S.A., a Panamanian corporation in exchange for acrylic auto parts valued at $2,819,399 but retained an option to repurchase these shares for a three year period for $75.00 per share.

           On January 26, 1996 the Company issued 870 shares to Grand Sports International, Ltd., for $87,000 and 100 shares to Midwest Land Development, Inc., for $10,000.

           On March 1, 1996 the Company issued 500 shares to Grand Sports International USA, Ltd., for $50,000.

           On September 12, 1995 the Company issued the following shares:

              NAME                        NUMBER OF SHARES
              ----                        ----------------

              Serge Pisman                33,334
              Yury Greene                 33,333
              Herman Roth                 33,333
              Eric Piker                   2,000


          On September 12, 1995, the Company issued 40,000 shares in a stock dividend to existing shareholders.

          On March 15, 1995, the Company's shares were split 10:1, resulting in the issuance of 36,000 additional shares.

          On March 15, 1995, the Company issued 700,000 shares to Shogun Investment Group, Ltd. in exchange for consulting services.



           All of the aforesaid shares were issued without registration under the Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering and/or Regulation D promulgated under the Act.

ITEM 27.  EXHIBITS AND FINANCIAL SCHEDULES.

           (a)  EXHIBITS

            2.1     Agreement and Plan of Reorganization
            3.1     Articles of Incorporation, as amended
            3.2     By-laws
            4.1     Specimen Certificate for Shares of Common Stock
            4.2     Stock Option Plan*
            5.1     Opinion and Consent of Bondy & Schloss LLP*
           10.1     Lease by and between the Company and The Port Authority
                    of New York and New Jersey dated February 12, 1996.
           10.2     Lease by and between Globus Food Systems International and
                    1616 Mermaid Associates, dated January 1, 1995.
           10.3     Lease by and between Shuttle International Inc. and 1616
                    Mermaid Associates, dated March 1, 1994.
           10.4     Inventory Purchase Agreement, by and between the Globus Food
                    Systems International Corp. and Fruit Impex, S.A., dated
                    May 13, 1996.
           23.1     Consent of Weinick Sanders Leventhal & Co., LLP
           23.5     Consent of Bondy & Schloss LLP (included in item 5.1 above)*
           24       Powers of Attorney (included on Company signature page)

---------------------

*   To be filed by amendment

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    (b)  FINANCIAL STATEMENT SCHEDULES.

    All supplemental schedules are omitted because they are not required or because the information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that it will:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) an any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume filed and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of he securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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                                   SIGNATURES

    In accordance with to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 28, 1998.

                                       GLOBUS INTERNATIONAL RESOURCES  CORP.





                                       By:          /s/ Serge Pisman
                                          ______________________________________
                                          Serge Pisman, President and Director


                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Serge Pisman as such person's true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person in name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, and any amendment relating hereto, pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                              TITLE                 DATE
           ---------                              -----                 ----

        /s/ Serge Pisman
_________________________________     President and Director    January 28, 1998
Serge Pisman



        /s/ Herman Roth
_________________________________     Secretary and Director    January 28, 1998
Herman Roth



        /s/ Yury Greene
_________________________________     Treasurer and Director    January 28, 1998
Yury Greene



                               STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as ................................'tm'



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                                  EXHIBIT INDEX


           (a)  EXHIBITS

            2.1     Agreement and Plan of Reorganization
            3.1     Articles of Incorporation, as amended
            3.2     By-laws
            4.1     Specimen Certificate for Shares of Common Stock
            4.2     Stock Option Plan*
            5.1     Opinion and Consent of Bondy & Schloss LLP*
           10.1     Lease by and between the Company and The Port Authority
                    of New York and New Jersey dated February 12, 1996.
           10.2     Lease by and between Globus Food Systems International and
                    1616 Mermaid Associates, dated January 1, 1995.
           10.3     Lease by and between Shuttle International Inc. and 1616
                    Mermaid Associates, dated March 1, 1994.
           10.4     Inventory Purchase Agreement, by and between the Globus Food
                    Systems International Corp. and Fruit Impex, S.A., dated
                    May 13, 1996.
           23.1     Consent of Weinick Sanders Leventhal & Co., LLP
           23.5     Consent of Bondy & Schloss LLP (included in item 5.1 above)*
           24       Powers of Attorney (included on Company signature page)

---------------------

*  To be filed by amendment

                                        7



                          STATEMENT OF DIFFERENCES
                          ------------------------

The trademark symbol shall be expressed as............................  'tm'


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